Exhibit 4.9

EXECUTION FINAL

BUSINESS ACQUISITION AGREEMENT

dated as of

February 6, 2007

by and among

CHINA MEDICAL TECHNOLOGIES, INC.

CMED TECHNOLOGIES LTD.

SUPREME WELL INVESTMENTS LIMITED

AND

MOLECULAR DIAGNOSTIC TECHNOLOGIES LIMITED

BUSINESS ACQUISITION AGREEMENT

THIS BUSINESS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of February [            ], 2007 (“Agreement Date”), by and among China Medical Technologies, Inc., an exempt corporation incorporated under the laws of the Cayman Islands (“Capricorn”), CMED Technologies Ltd., a business company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Capricorn (“Capricorn Sub”), Molecular Diagnostic Technologies Limited, a business company under the laws of the British Virgin Islands (“Molecular”) and Supreme Well Investments Limited, a business company under the laws of the British Virgin Islands (“Seller”). Each of Seller and Molecular is individually referred to herein as a “Seller Party”, and collectively as the “Seller Parties.” Each of Capricorn, Capricorn Sub and each Seller Party is individually referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

A.	As of the Agreement Date, CytoTrend Biotech Engineering Limited, a company incorporated in Hong Kong (“Pisces HK”), CytoTrend (Beijing) Biotech Engineering Co., Ltd. ( ), a wholly-foreign owned enterprise established in the People’s Republic of China ( “Pisces WFOE”) and CytoTrend Biotech Engineering Limited-USA Inc., a corporation established under the laws of the State of Utah (“Pisces US”) are engaged in the business of research, development, use, import, manufacturing, sales, maintenance and support of technologies, products and services used for research and diagnostic purposes in the field of medicine, comprising of (i) probes, image analysis systems and microscopes based on Fluorescent In Situ Hybridization and other molecular cytogenetic platforms (the “FISH Business”), (ii) biochips and un-label bio-molecule high-throughput on-line parallel analysis systems (“UMPHO”) based on surface plasmon resonance platform (the “SPR Business”), and (iii) testing kits and assays based on PCR and other molecular genetics platforms (the “PCR Business”) (each of Pisces HK, Pisces WFOE and Pisces US is individually referred to herein as a “Group Company”, and collectively, as the “Group Companies”, and the Group Companies and the Seller Parties are each individually referred to herein as a “Seller Group Member” and are collectively referred to herein as the “Seller Group” ).

B.	As of the Agreement Date, the Group Companies own all of the properties and assets, real, personal, mixed, tangible and intangible assets relating to the FISH Business, as currently conducted and as proposed to be conducted (collectively, the “Transferred Business”). The Transferred Business, the SPR Business and the PCR Business, as currently conducted and as proposed to be conducted, is referred to herein as the “Business”);

C.	Seller owns all of the issued share capital of Molecular, and there are no outstanding options or rights to acquire any share capital of Molecular;

D.	Molecular owns all of the issued share capital of Pisces HK, and there are no outstanding options or rights to acquire any share capital of Pisces HK;

E.	Pisces HK owns all of the issued share capital of Pisces US, and there are no outstanding options or rights to acquire any share capital of Pisces US;

F.	Pisces HK owns all of the registered capital of Pisces WFOE, and there are no outstanding options or rights to acquire any registered capital of the Pisces WFOE;

G.	Prior to the Closing Date, Pisces HK shall transfer all of its right, title and interest in the Transferred Business to the Seller, free and clear of all Liens, pursuant to transfer agreements and documents reasonably acceptable to Capricorn (for the purpose of this Agreement “Liens” shall mean any pledge, lien (including without limitation any Tax lien), collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other encumbrance whatsoever);

H.	Capricorn and Capricorn Sub believe it is advisable and in the best interests of Capricorn and its shareholders for Capricorn Sub and a PRC Subsidiary of Capricorn (“Capricorn WFOE”, together with Capricorn and Capricorn Sub, the “Capricorn Group”) to acquire the Transferred Business from the Seller Group, and Seller Parties desire for the Seller, Pisces WFOE and Pisces US to sell the Transferred Business to Capricorn Sub and Capricorn WFOE, upon the terms and subject to the conditions set forth in this Agreement and in the Related Agreements (collectively, the “Asset Acquisition”), such that upon consummation of the Asset Acquisition, Capricorn Sub and Capricorn WFOE will own all of the assets of the Transferred Business. In addition to the Asset Acquisition, the parties desire for the Seller Parties to agree to enter into and be bound by certain covenants and restrictions, including covenants to cause certain of the employees and consultants of the Transferred Business to accept employment with Capricorn or its Affiliates, covenants not to compete with Capricorn or its Affiliates (including the Transferred Business), covenants not to solicit the employees of consultants of Capricorn or its Affiliates (including the Transferred Employees, as defined below), covenants to maintain the ordinary course of business of and preserve the goodwill of the Business, and covenants to provide Capricorn with transitional technical support to operate the Transferred Business (the Asset Acquisition, together with the foregoing covenants made by the Seller Parties to Capricorn and Capricorn Sub, and other covenants of the Parties, are collectively referred to herein as the (“Business Acquisition”) and such series of transactions to effect such Business Acquisition are collectively referred to herein as the “Transactions”);

I.	The Seller Parties desire that the Seller, Pisces US and Pisces WFOE sell all of the Transferred Business to Capricorn Sub and Capricorn WFOE, all upon the terms and subject to the conditions set forth herein in exchange for a total of up to US$176,800,000 in cash (the “Maximum Cash Consideration”), a portion of which, in the event that Capricorn Sub makes the Share Issuance Election described below, may consist of American Depository Receipts or similar equity securities of Capricorn or any successor thereto (the “Earnout Shares” and, if any such Earnout Shares are required to be issued, together with the applicable cash consideration, the “Consideration”); and

J.	As an inducement for Capricorn and Capricorn Sub to consummate the Business Acquisition, the Seller Parties have agreed to make certain representations, warranties, covenants and other agreements in connection with the Business Acquisition, all as set forth herein.

AGREEMENT

In consideration of the mutual promises, agreements, representations, warranties and provisions contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.

PURCHASE AND SALE OF PURCHASED ASSETS

1.1 Assets to Be Sold and Purchased.

(a) Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall, and shall cause Pisces WFOE and Pisces US to, on the Closing Date, sell, assign, transfer, convey and deliver to Capricorn Sub and Capricorn WFOE, and Capricorn Sub shall, and shall cause Capricorn WFOE to, on the Closing Date, purchase, acquire and receive from Seller, Pisces WFOE and Pisces US, all right, title and interest, free and clear of any Liens, all of the assets used in the Transferred Business, other than the Excluded Assets (collectively, the “Purchased Assets”) which shall include, without limitation, the following:

(i) all Intellectual Property (as defined below) used in the Transferred Business as conducted at any time prior to the Closing Date or proposed to be conducted, and (if any) all rights to causes of action and remedies under such Intellectual Property (including, without limitation, the right to sue for past, present or future infringement, misappropriation or violation of rights related to the foregoing), in each case to the extent owned by the Seller Group (“Business-Related Intellectual Property”), including without limitation the Business-Related Registered Intellectual Property (as defined below) set forth on Section 3.12(b) of the Disclosure Schedule;

(ii) all rights to any Intellectual Property used in the Transferred Business as conducted as of the Closing Date or proposed to be conducted but not owned by any of the Seller Group (the “Assigned Third Party Rights”), including, without limitation, any such rights set forth in Schedule 1.1(a)(ii) and those granted to the Seller Group pursuant to any Assigned Contracts (including without limitation any and all software licenses used for imaging, data collection, processing, display, storage and/or analysis in the Transferred Business);

(iii) all technology-related assets of the Transferred Business, in any form, including all software, hardware, tools, routines, files, databases, works of authorship, prototypes, lab notebooks, functional specifications, reference designs, design documents, use case models, user manuals, bug reports, workaround descriptions, schematics, tests, simulations, protocols, processes, methods, formulas and any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing (collectively, the “Technology-Related Assets”), including, without limitation, those Technology-Related Assets identified on Schedule 1.1(a)(iii);

(iv) all goodwill incident to the Transferred Business, all prepaid expenses and security deposits of the Transferred Business, and all other intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) related to or used in the Transferred Business (collectively, the “Non-IP Intangible Assets”), including without limitation the goodwill and intangible assets identified on Schedule 1.1(a)(iv);

(v) all unexpired oral or written contracts, leases, subleases, customer accounts, promises, commitments, undertakings, guarantees, warranties, representations, grant of rights, licenses, registrations, authorizations and agreements, and any and all claims, rights of setoff or recoupment, causes of action, accounts receivable, contract rights, accounts and/or rights to reciprocal compensation arising under or in connection therewith (collectively, “Contracts”) related to the Purchased Assets or the Transferred Business (collectively, the “Assigned Contracts”), including without limitation those Contracts listed on Section 3.12(a) of the Disclosure Schedule;

(vi)(A) all customer and supplier lists and files, service and warranty records, telephone numbers and electronic mail addresses with respect to past, present or prospective customers and suppliers of the Transferred Business; (B) all books and records used in the Transferred Business; (C) all genetic templates, clone libraries and DNA libraries used in, or useful for, generating probes in the Transferred Business; (D) all standard operating procedures used in, or useful for, the Transferred Business, including without limitation, procedures used to establish clones, to extract DNA from clones and genetic templates, create probes from DNA and genetic templates, to apply primers used in, or useful for, amplifying probes from genetic templates, to label probes, to validate probes, to perform quality assurance and quality control on the probes, to combine probes to clinical samples used in the Transferred Business, to use equipment, computer systems and software for imaging, data collection, processing, display, storage and/or analysis of probes in the Transferred Business; and (E) all catalogs and brochures, sales promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, correspondence and other similar documents used in the Transferred Business, whether in electronic form or otherwise (collectively, the “Trade Secrets”), including without limitation the documentation and other tangible embodiments of the Trade Secrets as identified on Schedule 1.1(a)(vi);

(vii) all inventory of the Transferred Business; any and all DNA, clones and genetic templates used in, or useful for, the Transferred Business; any and all primers used in, or useful for, amplifying probes from DNA; any and all probes used in, or useful for, the Transferred Business; any and all labels used in, or useful for, the Transferred Business; any and all vectors containing any such probes together with samples of the original vectors without the probes; any and all labels used to affix labels to probes; any and all microscopes and cameras to be sold to customers in the Transferred Business, any and all detection and imaging equipment used with such microscopes or cameras to be sold to customers in the Transferred Business; and any and all computer systems and software used with such microscopes and cameras to be sold to customers in the Transferred Business (collectively, “Inventory”), including without limitation the Inventory items set forth on Schedule 1.1(a)(vii);

(viii) all fixed assets, equipment, dedicated tooling and fixtures of the Transferred Business, whether located at the Assigned Facilities or not, including, without limitation, any and all microscopes and cameras used in, or useful for the Transferred Business, any and all detection and imaging equipment used with such microscopes or cameras, any and all computer systems used with such microscopes and cameras that are used in, or useful for, the Transferred Business (collectively, “Equipment & Fixtures”), including without limitation the Equipment & Fixtures set forth on Schedule 1.1(a)(viii);

The Purchased Assets shall include the foregoing whether or not reflected on the schedules referenced in this Section 1.1(a) (the “Asset Schedules”), except for the Excluded Assets.

(b) Excluded Assets. Schedule 1.1(b) hereto identifies and includes all the assets which shall be excluded from the Purchased Assets and the Transferred Business and shall not be purchased by Capricorn Sub or Capricorn WFOE pursuant to the Agreement (“Excluded Assets”).

(c) No Assumed Liabilities. The Parties agree that neither Capricorn, Capricorn Sub shall assume, pay, perform or discharge, or otherwise have any obligation or Liability whatsoever for any Liabilities in the operation of the Transferred Business associated with the Purchased Assets, which shall remain the sole responsibility of the Seller Parties. “Liabilities” (or when used with reference to a single item described below, “Liability”) shall mean debts, commissions, duties, fees, salaries, performance or delivery penalties, and obligations (whether pecuniary or not, including without limitation obligations to perform or forebear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or un-matured, determined or determinable, known or unknown, arising or existing anywhere in the world, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied).

(d) Updating of Schedules. At the Closing, Seller Parties shall update and prepare, in good faith in a manner consistent with the Asset Schedules as of the Agreement Date, and deliver updated Asset Schedules as of the Closing Date to Capricorn and its counsel, and all work papers and back-up materials relating thereto. No changes shall be made in any reserve or other account existing as of the Closing Date from the Agreement Date, except as a result of events occurring after the Agreement Date and, in such event, only in a manner consistent with past practices.

1.2 Consideration. In consideration for the Business Acquisition and subject to the terms and conditions set forth in this Agreement, Capricorn Sub agrees to pay the Seller the aggregate consideration of (a) the Total Closing Cash described in Section 1.3 below, (b) the right to receive the Deferred Cash Payment pursuant to the terms and subject to the conditions set forth in Sections 1.4 and 1.6 below, and (c) the right to receive the First Earnout Amount and the Second Earnout Amount pursuant to the terms and subject to the conditions set forth in Sections 1.5 and 1.6 below ((a), (b) and (c) together, the “Purchase Price”).

1.3 Closing Payment. At the Closing: (a) Capricorn Sub shall pay US$96,800,000 of the Maximum Cash Consideration (the “Total Closing Cash”) less the PRC Allocated Value and the US Allocated Value, to Seller, subject to withholding for the Holdback Consideration pursuant to Section 1.6 below and for Taxes pursuant to Section 2.4 below; (b) Capricorn and Capricorn Sub shall cause Capricorn WFOE to pay the PRC Allocated Value to Pisces WFOE pursuant to the PRC Asset Transfer Agreement (as defined below); and (c) Capricorn Sub shall pay the US Allocated Value to Pisces US pursuant to the US Asset Transfer Agreement (as defined below). The “PRC Allocated Value” means the purchase price for the Purchased Assets being transferred pursuant to the

PRC Asset Transfer Agreement, remitted in RMB, and for the purpose of determining the Total Closing Cash (and components thereof), the USD equivalent of such RMB amount, calculated using the Closing Rate. The “US Allocated Value” means the purchase price for the Purchased Assets being transferred pursuant to the US Asset Transfer Agreement, remitted in USD. The “Closing Rate” means the mid-point of the daily RMB/USD Dollar exchange rate set by the People’s Bank of China and published by the State Administration of Foreign Exchange at www.safe.gov.cn calculated over a period of ten (10) Business Days beginning on the eleventh (11th) Business Day preceding the Closing Date, rounded to the nearest ten-thousandth RMB. The amount of the Total Closing Cash less the PRC Allocated Value, the US Allocated Value, and less the withholding for the Holdback Consideration and Taxes is referred to in this Agreement as the “Net Closing Cash”).

1.4 Deferred Cash Payment. In addition to the Total Closing Cash, Capricorn Sub shall deliver to the Seller (subject to Sections 1.6 and 2.4) a payment on the date (the “Deferred Cash Payment Date”) that is the earlier of: (i) ninety (90) days following the Closing Date; and (ii) the date Capricorn or an Affiliate of Capricorn enters into a valid and binding agreement with the Seller Parties establishing the terms of the purchase (or a right to purchase) the SPR Business and the PCR Business (“Capricorn Purchase Right”), in an amount equal to US$40,000,000 (the “Deferred Cash Payment”), which shall be set-off dollar-for-dollar against the US$30,000,000 and any interest accrued thereon paid by Capricorn to Seller as a good-faith deposit pursuant to the Letter of Intent between Capricorn and Seller dated November 1, 2006 (the “Letter of Intent”).

1.5 Earnout Payments. In addition to the Total Closing Cash and the Deferred Cash Payment, Capricorn Sub shall pay to Seller contingent payments, if any, as follows:

(a) Definitions. As used in this Section 1.5 the following terms have the following meanings:

(i) “Earnout Period” shall mean the 12-month period ending on the first (1st) anniversary of the Closing Date.

(ii) “First Earnout Amount” shall mean an amount of cash (and/or the Earnout Shares in the event that Capricorn Sub or any successor entity makes the Share Issuance Election): (A) in the event Capricorn Sub and its Affiliates (and any successor entity in respect of the Transferred Business) receives bona fide, irrevocable, binding purchase orders to purchase the FISH Products (“FISH Purchase Orders”) during the Earnout Period in an aggregate amount equal to or in excess of RMB155,470,000 (“First Earnout Target”), US$20,000,000; and (B) in the event Capricorn and its Affiliates (and any successor entity in respect of the Transferred Business) receive FISH Purchase Orders during the Earnout Period in an aggregate amount less than the First Earnout Target, US$0. For the purpose of this Agreement, “FISH Products” means probes and image analysis systems (comprising of hardware, software, microscopes and cameras) based on Fluorescent In Situ Hybridization and other molecular cytogenetic platforms.

(iii) “Second Earnout Amount” shall mean an amount of cash (and/or the Earnout Shares in the event that Capricorn Sub or any successor entity makes the Share Issuance Election): (A) in the event that Capricorn and its Affiliates (and any successor entity in respect of the Transferred Business) recognizes revenues attributable to FISH Purchase Orders, using the same GAAP accounting definitions, methods, practices and policies as used by Capricorn (or, if applicable, the successor entity) to prepare its audited financial statements in previous reporting years, including, without limitation, the period ended March 31, 2006 (“FISH Revenues”), during the Earnout Period in an amount equal to or in excess of RMB155,470,000 (“Second Earnout Target”), US$20,000,0000; and (B) in the event that Capricorn and its Affiliates (and any successor entity in respect of the Transferred Business) recognizes FISH Revenues during the Earnout Period in an amount less than Second Earnout Target, US$0;

(iv) “Earnout Amounts” shall mean, collectively, First Earnout Amount and the Second Earnout Amount.

(b) Determination of Earnout Amounts. The Earnout Amounts shall be payable as follows:

(i) As soon as practicable after the Earnout Period, Capricorn Sub (or any successor entity in respect of the Transferred Business) shall determine the amounts of the FISH Purchase Orders and

FISH Revenues during the Earnout Period and deliver to Seller notice of its determination whether the First Earnout Target and Second Earnout Target have been satisfied, the actual amount of the FISH Purchase Orders and FISH Revenues during the Earnout Period, and the relevant Earnout Amount payable to the Seller (the “Earnout Amount Calculation”), provided, that in the event that Capricorn Sub determines that the First Earnout Target and/or Second Earnout Target has been satisfied prior to conclusion of the Earnout Period, Capricorn Sub shall as soon as practicable after such determination deliver to Seller an Earnout Amount Calculation.

(ii) Seller shall have ten (10) Business Days to deliver to Capricorn Sub (or any successor entity) written objections to the Earnout Amount Calculation. Seller may, by written notice to Capricorn Sub (or any successor entity), waive or shorten such period for objection. After delivery of any such written objections, an authorized representative of each of Capricorn Sub (or any successor entity) and Seller shall promptly negotiate with respect to the Earnout Amount Calculation and the objections thereto, and if they are unable to reach an agreement within twenty (20) Business Days after delivery to Capricorn Sub (or any successor entity) of the objections to the Earnout Amount Calculation, the dispute shall be submitted to arbitration pursuant to Section 8.6 hereof. Failure to submit a written objection within any required time period shall constitute agreement of the non-objecting party. The Earnout Amount Calculation, as so adjusted by agreement or by the arbitrator (if required), shall be final and binding on the parties.

(iii) Earnout Payment. Within twenty (20) Business Days after the determination of the relevant Earnout Amounts in accordance with Section 1.5(b) above (including resolution of any dispute resulting in an additional payment or any determination that results in an additional payment) (such date being hereinafter referred to as the “Earnout Payment Date”), Capricorn Sub shall deliver to Seller the relevant Earnout Amount (subject to Section 1.6 and Section 2.4 of this Agreement).

(c) Reporting. Capricorn Sub (or any successor entity) shall provide to the Seller monthly reports in respect to the amount of the FISH Purchase Orders and FISH Revenues within ten (10) days after the end of each month of the Earnout Period, which shall include details with respect to purchase orders in the amount of RMB4,000,000 or more that are not accepted by Capricorn and Capricorn Sub its Affiliates (and any successor entity) the reasons for such non-acceptance.

(d) Transfers. For the avoidance of doubt, Capricorn Sub and its Affiliates (or any successor entity) may transfer the Transferred Business without the prior written consent of the Seller, provided that, if the transfer of the Transferred Business occurs prior to the satisfaction of the obligations by Capricorn Sub and its Affiliates (or any successor entity) pursuant to this Section 1.5, the transferee of the Transferred Business shall assume all of the obligations of Capricorn Sub and its Affiliates (and or any successor entity) under this Section 1.5, and the First Earnout Target and the Second Earnout Target shall be calculated to include FISH Purchase Orders and the FISH Revenues of Capricorn Sub and its Affiliates (and any successor entity) and of the transferee of the Transferred Business (but without counting a particular FISH Purchase Order or unit of FISH Revenues more than once) during the Earnout Period.

1.6 Withholding; Set-off.

Notwithstanding anything to the contrary in this Agreement, Capricorn Sub (i) shall deduct US$20,000,000 from the Total Closing Cash to fund the indemnification obligations of the Seller Parties under Section 8.3 of this Agreement (“Holdback Consideration”), which shall be released subject to the terms and conditions of Section 8.4 of the Agreement, and (ii) shall also have the right to deduct from any unpaid amounts due to Seller on the terms set forth in Section 8.2.

1.7 Capricorn Share Issuance Election.

(a) Capricorn Sub or a successor entity may elect in its sole discretion to pay all or a portion of the Earnout Amounts by issuing shares of Capricorn’s American Depository Receipts or similar equity securities to Seller (the “Share Issuance Election”). In the event that Capricorn Sub or a successor entity makes the Share Issuance Election, the Earnout Shares shall be valued in accordance with Section 1.7(b) hereof, and the amount of cash that would otherwise be payable to Seller shall be reduced by an equivalent amount.

(b) For the purposes of this Section 1.7 only, the value of the Earnout Shares shall be equal to the product of (i) the number of Earnout Shares times (ii) the weighted average of the closing sale prices for one Earnout Share (i.e., one share of the common stock or similar equity security of Capricorn or a successor entity) as quoted on the Nasdaq Global Select Market (or such other principal securities market that the American Depository Receipts or similar equity security of Capricorn or a successor entity is then traded) during normal trading hours, for the thirty (30) consecutive trading days ending on the third (3rd) trading day prior to each Earnout Payment Date.

(c) Capricorn Sub or a successor entity shall provide notice to Seller of its intention to make a Share Issuance Election at least three (3) Business Days prior to the Earnout Payment Date. Seller shall make appropriate representations, warranties and agreements to facilitate such issuance as reasonably requested by Capricorn or a successor entity.

(d) Capricorn will use commercially reasonable efforts to, as soon as practicable following the date that the Earnout Shares are issued (the “Issue Date”), file with the United States Securities and Exchange Commission (“SEC”) a shelf registration statement under Rule 415 of the Securities Act of 1933, as amended (the “1933 Act”) on Form F-3 or successor form or another form selected by Capricorn that is available to it under the 1933 Act (the “Registration Statement”) with respect to the Earnout Shares issued to Seller pursuant to this Section 1.7 (the “Registrable Securities”), and use its commercially reasonable efforts to cause the Registration Statement to be declared effective no later than the 120th day after the Issue Date, provided, that Capricorn shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.7 if: (i) if Form F-3 is not available for such offering by the Seller; (ii) if the Seller proposes to sell Earnout Shares at an aggregate price to the public of less than US$1,000,000; (iii) if Capricorn shall furnish to Seller a certificate signed by executive officer of Capricorn stating that in the good faith judgment of the Board of Directors of Capricorn, it would be materially detrimental for the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Registration Statement no more than once during any twelve (12) month period for not more than sixty (60) days after the receipt of the request of the Seller; or (iv) in any particular jurisdiction in which Capricorn would be required to qualify to do business or execute a general consent to service of process in effecting such registration, qualification or compliance.

(e) Capricorn shall, subject to Section 1.7(g), use its commercially reasonable efforts to keep the Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the Seller (i) for a period of ninety (90) days from the date the Registration Statement is declared effective by the SEC, or (ii) for such shorter period that will terminate (A) when all Registrable Securities covered by the Registration Statement have been sold pursuant to the Registration Statement, (B) when the Seller is able to sell or transfer to the public all Registrable Securities immediately without restriction pursuant to Rule 144 (or any similar provision then in force, including Rule 144(k) but not Rule 144A) under the 1933 Act or (C) when all Registrable Securities cease to be outstanding or otherwise cease to be Registrable Securities (the “Effectiveness Period”).

(f) Notwithstanding any other provisions hereof, Capricorn and the Seller shall use commercially reasonable efforts to provide that (i) any Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto complies in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of any Registration Statement (“Prospectus”), and any supplement to such Prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Notwithstanding any other provision hereof, the Seller may not include any of its Registrable Securities in the Registration Statement pursuant to this Agreement unless the Seller furnishes to Capricorn a fully completed notice and questionnaire reasonably satisfactory to Capricorn (the “Questionnaire”) and such other information in writing as Capricorn may request in writing for use in connection with the Registration Statement or Prospectus included therein and in any application to be filed with or under state securities laws. At least 20 days prior to the filing of the Registration Statement, Capricorn will provide notice to the Seller of its intention to file the Registration Statement. In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the Registration Statement, the Seller must, before the filing of the Registration Statement and no later than the 10th day after being notified of Capricorn’s intention to file, furnish the completed Questionnaire and such other information that Capricorn may request in writing, if any, to Capricorn in writing. If the Seller does not deliver a completed written Questionnaire and such other information, as provided for in this Section 1.7(g), it will not be named as a selling securityholder in the prospectus. The Seller agrees to promptly furnish to Capricorn in writing all information required to be disclosed in order to make information previously furnished to Capricorn by Seller not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and any other information regarding the Seller and the distribution of such the Seller’s Registrable Securities as Capricorn may from time to time request in writing.

(h) Seller agrees that if it wishes to sell Registrable Securities pursuant to a Registration Statement and related Prospectus it will do so only in accordance with Section 1.7(g). The Seller will not to sell any Registrable Securities pursuant to the Registration Statement without delivering, or causing to be delivered, a Prospectus to the purchaser thereof and, following termination of the Effectiveness Period, to notify Capricorn, within ten days of a written request by Capricorn, of the amount of Registrable Securities sold pursuant to the Registration Statement and, in the absence of a response within such period, Capricorn may assume that all of the Seller’s Registrable Securities have been so sold.

(i) Capricorn agrees that it will not, unless it obtains the prior consent of the Holders of a majority of the Registrable Securities that are registered under the Registration Statement at such time or the consent of the managing underwriter in connection with any underwritten offering of Registrable Securities, Seller agrees that it will not, unless it obtains the prior written consent of Capricorn and any such underwriter, make any offer relating to the Securities that would constitute, as the case may be, an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act (an “Issuer Free Writing Prospectus”), or a “free writing prospectus,” as defined in Rule 405 under the 1933 Act, required to be filed with the SEC. Capricorn and Seller shall use commercially reasonable efforts to provide that the Issuer Free Writing Prospectus will not include any information that conflicts with the information contained in Registration Statement and the Prospectus, will not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Capricorn agrees to supplement or amend the Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by Capricorn if required by the 1933 Act, and to furnish to the Seller of Registrable Securities that are covered under such Registration Statement copies of any such supplement or amendment promptly after its being used or filed with the SEC in such amounts as they may reasonably request.

(i) Capricorn shall pay all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel for Capricorn (not to exceed US$25,000), blue sky fees and expenses and the expenses of any special audits incident to or required by any such registration (not to exceed US$25,000) (but excluding all underwriting discounts and selling commissions applicable to the sale of Registrable Securities) in connection with the registration pursuant to this Section 1.7.

(j) All Earnout Shares issued pursuant to the Share Issuance Election shall be duly authorized, validly issued, fully paid and non-assessable. If the Share Issuance Election is effected, Capricorn and Seller shall make representations and warranties to facilitate such issuance on terms mutually agreeable to Capricorn and Seller.

1.8 Employees; Transferred Employees.

(a) Schedule 1.8(a) sets forth all employees and consultants who perform any services for the Transferred Business as of the Agreement Date (the “Key Employees”). Capricorn shall have the right, in its sole discretion, to offer or cause any Affiliate of Capricorn to offer any or all of the Key Employees an employment or a consulting arrangement with Capricorn or an Affiliate of Capricorn to commence immediately after the Closing on such terms and conditions as Capricorn shall agree with any such Key Employee (each such Key Employee that accepts Capricorn or its Affiliate’s offer of employment or consultancy is referred to herein as a “Transferred Employee”).

(b) Upon acceptance by each Transferred Employee of the offer of the employment or consultancy with Capricorn or an Affiliate of Capricorn, the relevant Seller Group Member shall (i) effective as of the Closing terminate its existing employment or consulting contract with any such Transferred Employee and (ii) bear, solely for its own account, all severance and other related costs associated with terminating the employment or consultancy of any such Transferred Employee.

(c) Other than the Transferred Employees, neither Capricorn nor its Affiliates shall be obligated to hire and shall not assume any obligations with respect to the Employees, and Seller Parties shall be responsible for any and all continuing salary, benefits, severance and other costs of such Employees for the period before and after the Closing.

SECTION 2.

CLOSING

2.1 Closing Date. The closing of the Business Acquisition (the “Closing”) shall be held at the offices of Morrison & Foerster LLP, Suite 3408, China World Tower 2, No. 1, Jianguomenwai Avenue, Beijing, PRC 100004 at 11:00 a.m. PRC time on a date (the “Closing Date”) to be specified by Capricorn Sub and Seller, which shall be no later than the third (3rd) Business Day (as defined below) after satisfaction or waiver of the latest to occur of the conditions set forth in SECTION 7, unless another date, time or place is agreed to in writing by Capricorn and Seller. As used in this Agreement, “Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the U.S., PRC or Hong Kong are obligated or permitted by law, regulation or governmental order to close.

2.2 Actions at the Closing. At the Closing, the Parties shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the Transactions in accordance with its terms, including without limitation the following:

(a) At the Closing, the Seller Parties shall deliver or cause to be delivered to Capricorn Sub the following:

(i) resolutions unanimously approved by each of the boards of directors and the shareholders of the Seller Parties approving this Agreement, the Related Agreements and the consummation of the Transactions;

(ii) all Purchased Assets will be delivered to Capricorn Sub (or with respect to the PRC Assets, to Capricorn WFOE) by delivery of possession thereto to Capricorn Sub (or with respect to the PRC Assets, to Capricorn WFOE) at the Assigned Facilities or at such other place mutually agreed between Capricorn and the Seller;

(iii) an asset transfer agreement or other legally valid instrument of transfer evidencing the transfer of the Purchased Assets (other than the PRC Assets and the US Assets) to Capricorn Sub in form and substance satisfactory to Capricorn, duly executed by Seller (“Asset Transfer Agreement”);

(iv) a PRC asset transfer agreement evidencing the transfer of the Purchased Assets held by Pisces WFOE (the “PRC Assets”) to Capricorn WFOE in form and reasonably satisfactory to Capricorn, duly executed by Pisces WFOE (“PRC Asset Transfer Agreement”), duly approved by all requisite PRC Governmental Authorities (unless the Seller Parties delivers a legal opinion from its PRC counsel confirming that such transfer does not require the approval of any PRC Governmental Authorities);

(v) a US asset transfer agreement evidencing the transfer of the Purchased Assets (and/or exclusive licenses thereof) held by Pisces US (the “US Assets”) to Capricorn Sub in form and substance satisfactory to Capricorn, duly executed by Pisces US (“US Asset Transfer Agreement”); and

(vi) all other documents, certificates, instruments or writings required to be delivered by the Seller Parties pursuant to this Agreement, including without limitation those documents set forth in Section 7.3 hereof.

(b) At the Closing, Capricorn Sub shall deliver or cause to be delivered:

(i) to Seller, the Net Closing Cash by wire transfer of immediately available funds to an account located in Hong Kong designated in writing by Seller to Capricorn Sub at least five (5) Business Days prior to the Closing;

(ii) to Pisces WFOE, the PRC Allocated Value pursuant to the terms of the PRC Asset Transfer Agreement;

(iii) to Pisces US, the US Allocated Value pursuant to the terms of the US Asset Transfer Agreement; and

(iv) to Seller, all other documents, certificates, instruments or writings required to be delivered by Capricorn at the Closing pursuant to this Agreement, including without limitation those documents set forth in Section 7.2 hereof.

2.3 No Further Ownership Rights in Purchased Assets. The Purchased Assets represent all of the Transferred Business. The payment of the Total Closing Cash at the Closing hereunder in accordance with the terms of this Agreement shall be deemed to be full satisfaction of Seller Parties’ rights pertaining to such Purchased Assets.

2.4 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Capricorn Group shall be entitled to deduct and withhold from the portion of the Consideration otherwise payable pursuant to this Agreement and the Related Agreements to Seller, Pisces WFOE and Pisces US such amounts as the Capricorn Group is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of United States state or local Tax law, PRC Tax law, Hong Kong Tax law, British Virgin Islands Tax law, or the Tax laws of any other jurisdiction. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Capricorn Group, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller, Pisces WFOE and Pisces US in respect of which such deduction and withholding was made by Capricorn Group.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Transactions or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement; provided, however, that without limiting the generality of the foregoing, the Parties agree that any event, change or effect that has an adverse impact on the Transferred Business in an aggregate amount equal to or greater than US$100,000 shall be deemed a Material Adverse Effect for purposes of this Agreement.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge or knowledge such party would reasonably be expected to have of such matters, including with respect to corporate entities, the actual knowledge or knowledge such party would be reasonably expected to have after due and diligent inquiry of its officers, directors, shareholders (direct and indirect), and subsidiaries (direct and indirect), as well as other employees and consultants of such party, its shareholders (direct and indirect) or its subsidiaries (direct or indirect) that would reasonably be expected to have knowledge of such matters.

Each Seller Party hereby jointly and severally represents and warrants to Capricorn and Capricorn Sub that the statements contained in this SECTION 3 are true and correct as of the Agreement Date, except as expressly set forth in the disclosure schedule delivered by the Seller to Capricorn Sub on or before the Agreement Date (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this SECTION 3.

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each Seller Group Member is a company or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller Group Member has the requisite corporate power and authority and all necessary approvals by the respective authorities to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each Seller Group Member is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Transferred Business or any Seller Group Member.

(b) Neither Pisces US, Pisces WFOE, Pisces HK (other than with respect to Pisces US and Pisces WFOE) or Molecular (other than with respect to Pisces HK) owns, directly or indirectly any interest or any right to acquire interest in any corporation or other business entity or otherwise, directly or indirectly, controls, by way of security or otherwise any such entity (such an entity being herein referred to as a “Subsidiary”). Schedule 3.1 of the Disclosure Schedule also contains a true and complete listing of the locations of all sales office and branch offices, manufacturing facilities, and any other office or facilities of the Seller Group, a true and complete list of all jurisdictions in which each Seller Group Member maintain any employees, and a true and complete list of all jurisdictions in which each Seller Group Member is duly qualified and licensed to transact business as a foreign corporation.

(c) As of Closing, there is not outstanding any contractual relationship, arrangement or undertaking between any Seller Group Member on one hand and any other Seller Group Member or any Seller Group Member’s direct or indirect shareholders, directors and officers on the other.

3.2 Capital Structure.

(a) Section 3.2(a) of the Disclosure Schedule includes a true, accurate and complete list of all of the record owners and beneficial owners of the authorized and outstanding share capital (and rights to acquire share capital) of each Seller Group Member.

(b) Except for the rights created pursuant to this Agreement and the Related Agreements, there are (i) no options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from any of Seller Group Member of any shares of the capital stock or equity interests of any of the Seller Group Members, (ii) no commitments, agreements or arrangements of any character to which any Seller Group Member is a party to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any other securities of any Seller Group Member, or (iii) no obligations of any Seller Group Member to grant, extend, accelerate the vesting of, change the price or, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the rights created pursuant to this Agreement and the Related Agreements (as defined below), there are no contracts, commitments or agreements relating to the voting, purchase or sale of shares or other equity interests of any Seller Group Member between or among any Seller Group Member and any of their respective securityholders.

3.3 Authorization. Each Seller Group Member has all requisite corporate power and authority to enter into this Agreement, each of the agreements listed as an exhibit hereto or otherwise referenced herein (collectively, the “Related Agreements”) to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Seller Group Member (as applicable), and no further action is required on the part of any Seller Group Member to authorize this Agreement, the Related Agreements and the consummation of the Transactions. This Agreement has been and the Related Agreements will be as of the Closing Date duly executed and delivered by each of the Seller Group Member who is a party thereto. This Agreement and, upon execution as of the Closing Date, the Related Agreements constitute, assuming the due authorization, execution and delivery by the other parties hereto, the valid and legally binding obligation of each Seller Group Member who is a party thereto, enforceable by Capricorn and Capricorn Sub against each of Seller Group Members who is a party thereto in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 No Conflict. The execution and delivery of this Agreement and the Related Agreements by each of the Seller Parties does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which any of Seller Group Member or any of their respective properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Seller Group Member or their respective properties or assets.

3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Authority”) or any third party, including a party to any agreement with any Seller Party (so as not to trigger any Conflict), is required by or with respect to any Seller Group Member in connection with the execution and delivery of this Agreement, the Related Agreements or the consummation of the Transactions.

3.6 Financial Statements.

(a) The Seller has delivered to Capricorn true and complete copies of the Business’ (i) unaudited consolidated balance sheets dated December 31, 2005 and October 31, 2006, (ii) unaudited consolidated statement of income and statement of cash flows for the years ended December 31, 2005, and December 31, 2006; (collectively, the “Financials”), a copy of which is attached hereto in Section 3.6(a) of the Disclosure Schedule. All Financials are consolidated.

(b) Except as disclosed in Section 3.6(b) of the Disclosure Schedule, and except for the absence of statements of shareholders’ equity, footnotes and year-end adjustments in the unaudited financial statements that are not are not material individually or in the aggregate, the Financials have been prepared in accordance with PRC GAAP and present fairly in all material respects the financial condition and results of operations of the Business as at their respective dates and for the periods then ended. The Financials conform to the books and records of the Business, and have been prepared in the ordinary course of business, consistent with past practice. The Business’ unaudited balance sheet as of December 31, 2006 is referred to herein as the “Current Balance Sheet.”

(c) Except as disclosed in Section 3.6(c) of the Disclosure Schedule, the Business has no liabilities of any nature, whether contingent or otherwise, outstanding as of the Closing. Except as disclosed in Section 3.6(c) of the Disclosure Schedule, Molecular holds no assets of any nature other than all of the outstanding shares of Pisces HK. As of the Agreement Date, Seller holds no assets of any nature other than all of the outstanding shares of Molecular. Immediately prior to the Closing, Seller holds all of the Purchased Assets (other than the PRC Assets and the US Assets), free and clear of all Liens. Immediately prior to the Closing, Pisces US holds all of the US Assets and Pisces WFOE holds all of the PRC Assets, free and clear of all Liens.

(d) The Asset Schedules reflect the book value of those Purchased Assets as of the Agreement Date that have a capitalized value for the purposes of Seller Group’s financial statements in accordance with the books and records of the Seller Group and in a manner that is consistent with any corresponding entry for such Purchased Asset on the Financials. Each of the Asset Schedules to be prepared as of the Closing Date will be prepared in a manner consistent with each such Asset Schedule as of the Agreement Date, with only those changes as have occurred in the ordinary course of business, consistent with past practice, between the Agreement Date and the Closing Date.

3.7 No Undisclosed Liabilities. Except as disclosed in Section 3.7 of the Disclosure Schedule, the Transferred Business is not subject to any Liability, indebtedness, obligation, expense, claim, deficiency or guaranty of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature, which individually or in the aggregate (a) has not been reflected in or reserved against in the Current Balance Sheet, and (b) has not arisen in the ordinary course of business consistent with past practices since December 31, 2006.

3.8 No Changes. Since December 31, 2006, there has not been, occurred or arisen any:

(a) transaction relating to the Transferred Business except in the ordinary course of business and consistent with past practices;

(b) capital expenditure or capital commitment with respect to the Transferred Business in excess of US$50,000 (in the aggregate);

(c) destruction of, damage to or loss of any material assets, material business or material customer of the Transferred Business (whether or not covered by insurance);

(d) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, safety or discrimination matter involving the Transferred Business, including, without limitation, charges of wrongful discharge or other unlawful labor practices or actions;

(e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Business other than as required by PRC GAAP and accurately reflected in the Current Balance Sheet;

(f) revaluation of any of the Transferred Business assets;

(g) increase in the salary or other compensation payable or to become payable to any of the employees, consultants or advisors or the officers or directors of any Seller Group Member in respect of the Transferred Business, or the declaration, payment or commitment or obligation of any kind for the payment, by any Seller Group Member, of a bonus or other additional salary or compensation to any such person;

(h) agreement, contract, covenant, instrument, lease, or commitment to which a Seller Group Member is a party or by which it or any of its assets is bound and which is material to the Transferred Business or any termination, extension, amendment or modification of the terms of any such agreement, contract, covenant, instrument, lease, or commitment to which a Seller Group Member is a party or by which it or any of its assets is bound, and which is material to the Transferred Business other than licenses of the Business-Related Intellectual Property which are governed by subsection 3.8(n) below and other than agreements entered into in connection with the Business Acquisition or in the ordinary course of business, consistent with past practice;

(i) sale, lease, license or other disposition of any of the material assets or properties of the Transferred Business or any creation of any security interest in such assets or properties, in each case other than in the ordinary course of business, consistent with past practice;

(j) waiver or release of any right or claim of any Seller Group Member material to the Transferred Business, including any write-off or other compromise of any account receivable of any Seller Group Member;

(k) commencement or notice or, to the Seller Parties’ knowledge, threat or reasonable basis therefor, of any lawsuit or, to the Seller Parties’ knowledge, proceeding, audit or investigation against the Transferred Business, any Seller Group Member, or any of their respective affairs;

(l) notice of any claim or potential claim of ownership by any person of any of the Business-Related Intellectual Property (as defined in Section 3.12 hereof) or of infringement by any Seller Group Member of any other person’s Intellectual Property (as defined in Section 3.12 hereof) with respect to the Transferred Business;

(m) issuance or sale, or contract to issue or sell, by any Seller Group Member of any equity interest or other securities thereof or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

(n)         (i) sale by any Seller Group Member of any Business-Related Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option, with respect to Business-Related Intellectual Property with any person or entity, other than in the ordinary course of business, consistent with past practice, or (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, security agreement, assignment or other conveyance or option with respect to the Intellectual Property of any person or entity with respect to the Transferred Business, other than in the ordinary course of business, consistent with past practice, or (iii) change in pricing or royalties set or charged by any Seller Group Member to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to any Seller Group Member with respect to the Transferred Business;

(o) any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Transferred Business or any Seller Group Member; or

(p) negotiation or agreement by any Seller Group Member or any shareholder (direct or indirect), officer, employees thereof to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Capricorn and its representatives regarding the Transactions).

3.9 Tax Matters.

(a) For purposes of this Agreement, the following definitions shall apply:

(i) The term “PRC” shall mean the People’s Republic of China, excluding for the purposes of this Agreement, Hong Kong, Macao and Taiwan.

(ii) The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign (including the United States, PRC, Hong Kong and British Virgin Islands) Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes, enterprise income taxes, business taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, social insurance contributions or payments (including housing funds), sales and use taxes, ad valorem taxes, value added taxes, customs duties, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges and fees, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(iii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed with Governmental Authorities in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(b) All Returns required to be filed by or on behalf of the Business and the Seller Group have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto, have been paid in full on a timely basis or have been accrued on the Financials, and no other Taxes are payable by the Business or the Seller Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any other period prior to the Agreement Date, other than Taxes that are not yet due and payable. The Business and the Seller Group Members have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Business or the Seller Group with respect to Taxes. None of the Business or any Seller Group Member has been at any time a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(c) The amount of Liability of the Business and the Seller Group for unpaid Taxes for all periods (or portions thereof) ending on or before the Agreement Date does not in the aggregate, exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financials (other than Taxes incurred in the ordinary course of business, consistent with past practice, between December 31, 2006 and the Agreement Date), and any material Liability for Taxes incurred by the Business and the Seller Group between the Agreement Date and the Closing Date will be incurred only in the ordinary course of the business, consistent with past practice, and will be adequately reserved for in the financial statements on at least a monthly basis.

(d) The Seller Parties have furnished or caused to be furnished to Capricorn true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements (or similar documents) received by or on behalf of the Business and the Seller Group relating to Taxes, and (ii) all Returns for the Business and the Seller Group for all periods ending on and after December 31, 2004. The Business and the Seller Group do not do business in, derive income from, and are not otherwise subject to the taxing jurisdiction of any state or country other than states and countries for which Returns have been duly filed and furnished to Capricorn.

(e) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to Taxes of the Business or the Seller Group, and none of the Business or the Seller Group have received notice (either in writing or verbally, formally or informally) or have knowledge that any of them will receive notice that any Seller Group Member has not filed a Return or paid Taxes required to be filed or paid by them. The Business and the Seller Group Members are not parties to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Business or any of the Seller Group Members or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Business or the Seller Group. There are no requests for rulings with respect to any Tax or potential Tax of the Business or the Seller Group pending before any taxing authority.

(f) None of the Seller Group Members owns any interest in real property located in any taxing jurisdiction that imposes a tax on the transfer of such an interest that could apply with respect to the Transactions.

3.10 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any Seller Party is a party or otherwise binding upon any Seller Group Member which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Capricorn Group or Seller Group or their respective Affiliates relating to the Transferred Business, any acquisition of the Purchased Assets or the overall conduct of Transferred Business. Without limiting the foregoing, no Seller Group Member has entered into any agreement pursuant to which any Seller Group Member is restricted from selling, licensing or otherwise distributing any of its technology or products relating to the Transferred Business to or providing services relating to the Transferred Business to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market relating to the Transferred Business.

3.11 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) As of the Agreement Date, Pisces HK owns all of the Purchased Assets (other than the PRC Assets and the US Assets), Pisces WFOE owns all of the PRC Assets, Pisces US own all of the US Assets, and each hold good and valid title to all of their Purchased Assets (other than the PRC Assets and the US Assets), the PRC Assets and the US Assets, respectively, and have the complete and unrestricted power and authority and the unqualified right to sell, assign and deliver the Purchased Assets (other than the PRC Assets and the US Assets), PRC Assets and US Assets, respectively, free and clear of any Liens, as contemplated under this Agreement. Immediately prior to the Closing, Seller owns all of the Purchased Assets (other than the PRC Assets and the US Assets), Pisces WFOE owns all of the PRC Assets, Pisces US own all of the US Assets, and hold good and valid title to all of their respective Purchased Assets (other than the PRC Assets and the US Assets), the PRC Assets and the US Assets, respectively, and have the complete and unrestricted power and authority and the unqualified right to sell, assign and deliver: (i) the Purchased Assets (other than the PRC Assets) to Capricorn Sub; and (ii) the PRC Assets to Capricorn WFOE. There is no action, proceeding, claim or, to the Seller Parties’ knowledge, investigation against any Seller Group Member or any of Seller Group Member’s assets, properties or, as applicable, any of the Seller Group Member’s shareholders (direct or indirect), officers or directors, pending or, to the Seller Parties’ knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the Purchased Assets. No restrictions will exist between the Agreement Date and the Closing Date on the Seller Group’s right to sell the Purchased Assets as contemplated under this Agreement.

(b) Each Seller Group Member has good and marketable title to all of its properties and assets, real, personal, mixed, mixed, tangible and intangible reflected in the Current Balance Sheet or acquired after the date of the Current Balance Sheet, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens of any kind or character (including, in each case, the Purchased Assets. The plants, property and equipment that are used in the operations of the Transferred Business (including the Equipment and Fixtures) are in good operating condition and repair, subject to normal wear and tear. All properties and assets, real, personal, mixed, mixed, tangible and intangible used in the operations of the Transferred Business (including, in each case, the Purchased Assets) are reflected in the Current Balance Sheet to the extent PRC GAAP requires the same to be reflected. Section 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased as of the Agreement Date and as of the Closing by each Seller Group Member, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, with all requisite legal formalities duly attended to and are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(c) Section 3.11(c) of the Disclosure Schedule lists all items of equipment (including without limitation, the Equipment & Fixtures) (the “Equipment”) in respect of the Transferred Business owned or leased by each Seller Group Member, which shall, immediately prior to Closing, be owned or leased by the Seller and Pisces WFOE, free and clear of any Liens. Such Equipment is, taken as a whole, (i) adequate for the conduct of the Transferred Business, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d) No Seller Group Member, nor any of its shareholders (direct and indirect) or their respective directors, officers, employees, consultants or agents, has reproduced, sold, or released for distribution, or permitted any party or is aware that any party has reproduced, sold or released for distribution, any of the Trade Secrets, including without limitation, clone libraries, DNA libraries and standard operating procedures used in, or useful for, the Transferred Business, customer or supplier files and other customer or supplier information relating to the Seller Parties’ prospective, current and former customers and suppliers (the “Customer and Supplier Information”) that relate to the Transferred Business (except for standard operating procedures for use by Pisces WFOE and its employees as set forth on Section 3.11(d) of the Disclosure Schedule, who are bound by a duty of confidentiality to Pisces WFOE). No person other than: (i) as of the Agreement Date, Pisces HK, and (ii) immediately prior to the Closing, the Seller, possess any claims or rights with respect to use of Trade Secrets, including clone libraries, DNA libraries and standard operating procedures used in, or useful for, the Transferred Business and the Customer and Supplier Information. There is a single clone library and DNA library that is used in, or useful for, the Transferred Business, which has been maintained by Pisces HK, and which shall be transferred to Capricorn Sub at the Closing. No person other than certain Key Employees possess any knowledge with respect to use of Trade Secrets, including clone libraries, DNA libraries and standard operating procedures used in, or useful for, the Transferred Business and the Customer and Supplier Information.

3.12 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international, and foreign (including PRC) patents and applications therefor and all reissues, re-examinations, renewals, extensions, supplemental protection certificates, certificates of invention, provisionals, substitutions, divisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, discoveries, ideas, protocols, processes, methods, designs, techniques, formulas, improvements, trade secrets, confidential or proprietary information, know how, technology, technical data and customer and supplier lists, and all documentation relating to any of the foregoing; (C) all copyrights and works of authorship in any media, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor; (E) all industrial designs and utility models and any registrations and applications therefor throughout the world; (F) all trade names, service names, brand names, trade dress, logos, symbols, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (G) all databases and data collections and all rights therein throughout the world; (H) all computer software including all source code, object code, firmware, development tools, test suites, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; and (I) all documentation related to any of the foregoing irrespective of the media on which it is recorded.

(ii) “Registered Intellectual Property” shall mean all United States, International and foreign (including PRC): (A) patents and patent applications, utility models and industrial designs (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered copyrights and applications for copyright registration; (D) any mask work registrations and applications to register mask works; (E) registered trade names or applications therefor; and (F) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(b) Section 3.12(b) of the Disclosure Schedule lists all Business-Related Intellectual Property used in the Transferred Business, including all Registered Intellectual Property used in the Transferred Business

(the “Business-Related Registered Intellectual Property”) and lists any commencement or notice or to the knowledge of the Seller Parties, threat of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office, the PRC State Intellectual Property Office and any other foreign equivalents (collectively, the “PTO”)) related to any of the Business-Related Registered Intellectual Property. All Business-Related Registered Intellectual Property has been irrevocably and validly assigned to Pisces US.

(c) Each item of Business-Related Intellectual Property, including all Business-Related Registered Intellectual Property listed in Section 3.12(b) of the Disclosure Schedule and all Assigned Third Party Rights are owned by or has exclusively and irrevocably been assigned to: (i) as of the Agreement Date, Pisces HK and Pisces US, and (ii) immediately prior to the Closing, the Seller and Pisces US, and is free and clear of any Liens. As of the Agreement Date, Pisces HK is, and (ii) immediately prior to the Closing, the Seller is, the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Transferred Business, including the sale of any Transferred Business-related products or technology or the provision of any Transferred Business-related services by the Seller Group, and (ii) owns exclusively, and has good title to, all copyrighted works that are Transferred Business-related products or other works of authorship relating to the Transferred Business that any of the Seller Group Members otherwise purport to own.

(d) To the extent that any Intellectual Property relating to the Transferred Business has been developed or created by any person other than the Seller Group Members for which the Seller Group has, directly or indirectly, paid, a Group Company has a written agreement with such person with respect thereto and (i) as of the Agreement Date, the relevant Group Company thereby has, and (ii) immediately prior to the Closing, the Seller and, with respect to the Business-Registered Intellectual Property, Pisces US, has obtained ownership of and are the exclusive owners of, all such Intellectual Property by operation of law or by valid assignment (other than with respect to Assigned Third Party Rights, for which the aforementioned entities have the right to use all such Assigned Third Party Rights on the terms set forth in the Assigned Contracts).

(e) No Seller Group Member has transferred ownership of or, except pursuant to the Contracts listed in Section 3.12(g) of the Disclosure Schedule granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Business-Related Intellectual Property, to any other person other than: (i) as of the Agreement Date, the Group Companies, and (ii) immediately prior to the Closing, the Seller.

(f) The Business-Related Intellectual Property and the Assigned Third Party Rights constitute all the Intellectual Property used in and/or necessary to the Transferred Business, including, without limitation, the design, development, manufacture, marketing, copying, distribution, use, import, offer for sale and sale, support and maintenance of the products, technology and services of the Transferred Business.

(g) Section 3.12(g) of the Disclosure Schedule includes all Contracts (including licenses) to which any Seller Group Member is a party with respect to any Business-Related Intellectual Property and any Intellectual Property related to the Transferred Business. With respect to each such Contract, there is no default (or event that with the giving of notice or passage of time would constitute a default by any Seller Group Member or, to the knowledge of the Seller Parties, any other party(ies) thereto). No person who has licensed Intellectual Property related to the Transferred Business to the Seller Group has ownership rights or license rights to improvements made by the Seller Group in such Intellectual Property that has been licensed to the Seller Group, and all such Intellectual Property has been licensed to: (i) as of the Agreement Date, the Group Companies; and (ii) immediately prior to the Closing, the Seller. Neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the Transactions contemplated thereunder nor the transfer of any aspect of the Transferred Business from the Seller Group to the Seller, or from Seller to the Capricorn Group, do or will constitute a breach or default under such license, cause the forfeiture or termination of any right under such license, or materially impair the right to use, make, market, license, sell, offer for sale, import, copy, distribute or dispose of any Business-Related Intellectual Property right or portion thereof. There are no royalties or other payments payable by any Seller Group Member or any third person as a result of the ownership, use, manufacture, marketing, license-in, sale, offering for sale, importing, copying, distribution, or disposition of any Business-Related Intellectual Property right by the Seller Group, and none shall become payable as a result of the execution, delivery or performance of this Agreement or the Related Agreements, or consummation of the Transactions.

(h) No Seller Group Member is a party to or subject to any Contracts with any other person wherein or whereby such Seller Group Member has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, defend, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation by any Seller Group Member or such other person of the Intellectual Property of any person.

(i) The operation of the Transferred Business, as currently conducted or as proposed to be conducted by the Seller Group does not infringe upon or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and no Seller Group Member has received notice or threat thereof from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Transferred Business infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is any Seller Group Member aware of any basis therefor). No Seller Group Member or its shareholders (direct or indirect) has received any communication from any third parties raising the possibility of licensing Intellectual Property that any Seller Group Member or its shareholders (direct or indirect) reasonably suspect or believe were made due to the third party’s belief that the Transferred Business may or has infringed or misappropriated such party’s Intellectual Property rights. The operation of the Transferred Business by the Capricorn Group or its Affiliates in a manner substantially similar to the manner in which the Transferred Business is currently conducted and proposed to be conducted will not violate any laws applicable to the Seller Group or the Capricorn Group in effect prior to the Closing.

(j) Each item of Business-Related Registered Intellectual Property is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees in connection with such Business-Related Registered Intellectual Property have been paid and all necessary documents and certificates, including the notification of any change of the owner’s and/or applicant’s trade name or address in connection with such Business-Related Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business-Related Registered Intellectual Property. There are no actions that have not been taken by the Seller Group as of the Agreement Date nor any actions that must be taken by any Seller Group within sixty (60) days of the Agreement Date (including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Business-Related Registered Intellectual Property or the assignment thereof to the Seller Group). In each case in which any Seller Group Member has acquired any Business-Related Intellectual Property rights relating to the Transferred Business from any person, the Seller Group Member has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Business-Related Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) (i) as of the Agreement Date, to the Group Companies, and (ii) immediately prior to the Closing, to the Seller and Pisces US, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Seller Group has recorded each such assignment with the PTO or its respective equivalents in any other relevant foreign jurisdiction, as the case may be, immediately prior to the Closing Date, to the Seller.

(k) There is no Contract (including licenses) between any Seller Group Member and any other person with respect to Business-Related Intellectual Property under which there is any dispute known to the Seller Group or its shareholders regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by a Seller Group Member thereunder.

(l) To the knowledge of the Seller Parties, no person is infringing or misappropriating any Business-Related Intellectual Property.

(m) The Seller Group has taken all necessary steps to protect the Seller Parties’ rights in confidential information and Trade Secrets, including clone libraries, DNA libraries and standard operating procedures used in, or useful for, the Transferred Business and the Customer and Supplier Information, of the Transferred Business or provided by any other person to the Seller Group, and as of the Agreement Date, all of the Seller Group Members’ and the Transferred Business’ current and former employees and consultants have irrevocably assigned or otherwise transferred to the Group Companies all of their respective right, title and interest in Intellectual Property. Immediately prior to the Closing, the Seller Group Members shall have assigned all of their respective right, title and interests in the Business-Related Intellectual Property to the Seller, free and clear of any Liens. Without limiting the foregoing, the Seller Group has and uses all necessary efforts to enforce a policy requiring each current and former employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the form which has been approved in writing by Capricorn Sub (true and correct copies of which have been provided to Capricorn Sub), and all current and former employees, consultants and contractors of the Seller Group Members and the Transferred Business have executed such an agreement. No current or former employee or consultant of the Seller Group or the Transferred Business is in violation of any term or covenant of any such agreement.

(n) No Business-Related Intellectual Property or product, technology or service of the Seller Group that relates to the Transferred Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Seller Group or may affect the validity, use or enforceability of the Business-Related Intellectual Property.

(o) No (i) product, technology, service or publication of the Seller Group that relates to the Transferred Business, (ii) material published or distributed by the Seller Group that relates to the Transferred Business or (iii) conduct or statement of the Seller Group that relates to the Transferred Business constitutes obscene material or a defamatory statement or, to the knowledge of the Seller Parties, constitutes false advertising.

(p) No Seller Group Member has any agreement or arrangement between such Seller Group Member and any person or entity that would permit such person or entity or any other party to obtain a copy of any Seller Party’s source code and program documentation (or any portion thereof) upon a change of control, or the liquidation, dissolution or winding up of the Business or upon termination, breach or alleged breach of any contract or agreement between a Seller Group Member and such person or entity, or under any other circumstances. Without limiting the generality of the foregoing, no portion of the software products of the Transferred Business is subject to the provisions of any open source or other third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) prohibits or limits any Seller Group Member from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

(q) Section 3.12(q) of the Disclosure Schedule lists all software, documentation, or other material that is distributed, used by the Transferred Business in any way, incorporated or made available as “free software,” “open source software” or under a similar licensing or distribution terms (“Open Source Materials”), including without limitation pursuant to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Free Documentation License (FDL), Logica Open Source License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, or any Creative Commons License (together, the “Open Source Terms”), and describes the manner in which such Open Source Materials were used (such description shall include whether the Open Source Materials were modified and/or distributed by the Transferred Business). Each Seller Group Member has complied, and is in compliance with, all applicable Open Source Terms.

(r) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of the products or services of the Transferred Business, computer software programs or applications owned by the Transferred Business. No current or former employees or consultants of the Transferred Business performed services for the government, a university, college, other educational institution, or a research center during the time when such person was also performing services for the Transferred Business, except as described in set forth in Section 3.12(r) of Disclosure Schedule, the performances of services for such entity of which has not and will not result in the claim, grant or right to any assets of the Transferred Business to the entity for which such consultant provided services.

(s) Each Seller Group Member and the Transferred Business have complied with all laws and privacy policies relating to (i) the privacy of users of the products and services of the Transferred Business and (ii) the collection, use, storage, and transfer of any personally identifiable information collected by the Transferred Business or by third parties having authorized access to the records of the Transferred Business. The execution, delivery, and performance of this Agreement, the Related Agreements and the consummation of the Transactions comply with all laws and regulations relating to privacy and each Seller Group Member’s privacy policies. The current and prior privacy policies of the Seller Group, including any policies on any Seller Group Member’s web site, are attached to Section 3.12(s) of the Disclosure Schedule.

(t) The disclosure by the Seller Group to the Capricorn Group, and the use and further disclosure by the Capricorn Group to other persons, of the Intellectual Property transferred to the Capricorn Group hereunder will not violate any privacy policy, data sharing agreement, confidentiality agreement, or non-disclosure agreement of which any Seller Group Member is a party, or infringe or violate the privacy rights of any third party.

(u) Section 3.12(u) of the Disclosure Schedule contains a list of all industry standards bodies or similar organizations that any Seller Group Member is now or ever was a member or promoter of, or a contributor to, or otherwise participated in. None of the Seller Group or the Capricorn Group or their respective Affiliates is or could be, as a result of such activities, obligated to grant or offer to any other Person any license or right to any Business-Related Intellectual Property, or otherwise restricted or impaired in its ability to assert or enforce any Business-Related Intellectual Property rights against any other Person. Seller Group has provided to the Capricorn Group complete and accurate copies of all agreements, contracts, covenants, instruments, leases, commitments, licenses, policies and rules to which any Seller Group Member is a party or by which any Seller Group Member is bound relating to Intellectual Property rights of each standards body or similar organization identified in the Disclosure Schedule.

3.13 Agreements, Contracts and Commitments.

(a) Except as described in Section 3.13 of the Disclosure Schedule, no Seller Group Member is a party to or otherwise bound by:

(i) any employment or consulting Contract with an employee or individual consultant or salesperson or consulting or sales Contract with a firm or other organization in respect of the Transferred Business that is not listed in Section 3.20(b) of the Disclosure Schedule;

(ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the execution or performance of Agreement, the Related Agreements or the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of real or personal property;

(v) any Contract containing any covenant limiting the freedom of any Seller Group Member to engage in any line of business or to compete with any person,

(vi) any Contract relating to capital expenditures and involving future payments;

(vii) any Contract relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business, consistent with past practice;

(viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or Contract for the purchase of materials;

(x) any construction or design Contracts;

(xi) any dealer, distribution, joint marketing, research, development, systems integration, or bundling Contract;

(xii) any sales representative, original equipment manufacturer, value added, remarketer or other Contract for distribution of the products or services of the Transferred Business, or the products or services of any other person; or

(xiii) any other Contract that is not cancelable without penalty within 30 days.

(b) Each Seller Group Member is in compliance in all material respects with and has not breached, violated or defaulted under, in each case in any material respect, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contracts listed in Section 3.13(a) of the Disclosure Schedule to which any Seller Group Member is a party or by which it is bound (each, a “Business-Related Contract”), nor is any Seller Group Member aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Business-Related Contract (including those Assigned Contracts listed on Section 3.13(a) of the Disclosure Schedule) is in full force and effect and, to the knowledge of the Seller Parties, is not subject to any default thereunder by any party obligated to any Seller Parties pursuant thereto. The Seller Group shall have obtained or will obtain prior to the Closing all necessary consents, waivers and approvals of parties to any Assigned Contracts as are required thereunder in connection with the Business Acquisition for such Assigned Contracts to remain in effect without modification after the date hereof following the execution and performance of this Agreement, the Related Agreements and the consummation of the Transactions. Following the Closing and subject to the fulfillment of the future obligations of Capricorn Sub, Capricorn Sub will be permitted to exercise all of the rights of the Transferred Business under the Business-Related Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Transferred Business would otherwise be required to pay had the Transactions not occurred. No restrictions will exist as of the Closing on the Capricorn Group or its Affiliates’ right to sell, resell, license or sublicense the assets of the Transferred Business, nor will any such restrictions arise as a result of the execution or performance of this Agreement, the Related Agreements or the consummation of the Transactions, other than such restrictions as may exist or arise under arrangements or agreements to which the Capricorn Group or its Affiliates was a party or by which Capricorn Group or its Affiliates was bound prior to the Closing (excluding, for avoidance of doubt, this Agreement and the Related Agreements).

3.14 Governmental Authorization. Section 3.14 of the Disclosure Schedule accurately lists each consent, license, permit, certificate, grant or other authorization issued to any Seller Group Member by a Governmental Authority presently required by the Seller Group and presently held by the Seller Parties in connection with the conduct of the Transferred Business (herein collectively called “Authorizations”). The Authorizations are in full force and effect and constitute all Authorizations required to permit the Seller Group to operate or conduct the Transferred Business or hold any interest in their respective properties or assets.

3.15 Litigation. There is no action, suit or proceeding of any nature pending, or, to the Seller Parties’ knowledge, threatened, before any court or administrative agency against any Seller Group Member, the Transferred Business, their properties or any of their respective officers or directors, nor, to the knowledge of the Seller Parties, is there any reasonable basis therefor. There is no investigation pending or, to the Seller Parties’ knowledge threatened, against any Seller Group Member, their respective properties or any of their respective shareholders (direct or indirect), officers, directors or employees (nor, to the knowledge of the Seller Parties, is there any reasonable basis therefor) by or before any Governmental Authority. No Governmental Authority has at any time challenged or questioned the legal right of the Seller Group to conduct the Transferred Business as previously, presently or proposed to be conducted.

3.16 Minutes. The minutes of Seller Group furnished to counsel for Capricorn constitute the entirety and the only minutes of the board of directors or other supervisory body of the Seller Group and all committees thereof, and of the meetings of the securityholders of the Seller Group, and contain true and accurate copies of all resolutions adopted by the board of directors or other supervisory body of Seller Group and all committees thereof, and their respective securityholders, in each case since the time of incorporation or formation.

3.17 Environmental Matters.

(a) Hazardous Material. No Seller Group Member has: (i) operated any underground storage tanks at any property that has at any time been owned, operated, occupied or leased by such entities; or (ii) released any material amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances, hazardous waste, or similar classification pursuant to the applicable law (a “Hazardous Material”). No Hazardous Materials are present, as a result of the deliberate actions of any Seller Group Member, or, to the knowledge of the Seller Parties, as a result of any actions of third parties or otherwise, in, on or under any property in a manner that would violate applicable law in effect on or before the date hereof, including the land and the improvements, ground water and surface water thereof, that any Seller Group Member has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Seller Group has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Agreement Date, nor has any Seller Group Member disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Seller Group currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Seller Group’s Hazardous Material Activities, respectively, and other businesses of the Seller Group as such activities and businesses are currently being conducted and proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Seller Parties, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Seller Group. The Seller Parties are not aware of any fact or circumstance that could involve any Seller Group Member in any environmental litigation or impose upon any Seller Group Member in any environmental Liability.

3.18 Brokers’ and Finders’ Fees. The Seller Group and their shareholders (direct or indirect) have not incurred, nor will they incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any of the Transactions.

3.19 Labor Matters.

(a) No Seller Group Member is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Seller Group Member or the Transferred Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect any Seller Group Member or the Transferred Business.

(b) There are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Seller Parties, threatened between any Seller Group Member and any of the Seller Group Member’s or the Transferred Business’ employees, and no Seller Group Member has experienced any such controversy, strike, slowdown or work stoppage within the past (3) three years.

(c) No Seller Group Member has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract in respect of the Transferred Business and there are no grievances outstanding against any Seller Group Member under any such agreement or contract.

(d) The Seller Group has been and is in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. No Seller Group Member is liable for any arrears of wages or any taxes or penalties with respect to the foregoing.

(e) There is no claim with respect to employment discrimination, payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by or consulting for any Seller Group Member or the Transferred Business.

3.20 Employees of the Business.

(a) All current and former employees and consultants of the Seller Group and the Business are under written obligation to the relevant Group Company, as applicable, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or service and to assign to the relevant Group Company, all inventions made by them within the scope of their employment or service during such employment or service and for a reasonable period thereafter. Immediately prior to the Closing, all confidential or proprietary information assigned by current and former employees and consultants of any Seller Group Member and the Business, to the extent related to the Transferred Business, have been assigned by the relevant Group Company to the Seller. To the knowledge of the Seller Parties, no current or former employee or consultant of the Seller Parties or the Business is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer restricting the right of any such person or entity to be employed or otherwise engaged by Capricorn, Capricorn Sub, or any Seller Party because of the nature of the Business or the use of trade secrets or proprietary information of others.

(b) Section 3.20(b) of the Disclosure Schedule contains a true, complete and correct list setting forth (i) the names, job descriptions/titles, current compensation rate (including but not limited to salary, commission and bonus compensation, and withholdings (including social insurance and social housing withholding), date of hire, vacation accrual rate and accrued vacation time of the employees and consultants of the Business (“Employees”), and (ii) the amounts of any and all 13th month bonuses, annual wage supplements or similar bonuses. No Seller Group Member has received notice from any Employee that he or she is terminating his or her employment or consultancy with the Seller Group or the Business, and to the knowledge of the Seller Parties, no Employee intends to terminate his or her employment or consultancy with the Seller Group or the Business, as the case may be, except as specifically required pursuant to this Agreement.

3.21 Insurance. Section 3.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Seller Group and the Transferred Business. There is no claim by any Seller Group Member pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Seller Group is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Seller Parties have no knowledge of any threatened termination of, change to named insured under, premium increase or other material amendment with respect to, any of such policies.

3.22 Certain Advances; Guaranties. There are no receivables of the Transferred Business owing by any director, officer, employee, consultant of the Business or owing by any Affiliate of any director, officer, employee, or consultant of the Business. No Seller Group Member has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any Liability of any other Seller Group Member.

3.23 Compliance with Laws. The Seller Group has, in respect of the Transferred Business, complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any foreign (including PRC, Hong Kong and British Virgin Islands), federal, state or local statute, law or regulation.

3.24 Warranties; Indemnities. No Seller Group Member has given any warranties or indemnities relating to products or technology sold (or to be sold) or services rendered (or to be rendered) by the Seller Group.

3.25 Complete Copies of Materials. The Seller Parties have delivered true and complete copies of each document that has been requested by Capricorn or its counsel in respect of the Transferred Business or in respect of these representations and warranties.

3.26 Offers. Since November 1, 2006, the Seller Group, its shareholders (direct and indirect), directors, officers, employees, consultants, agents and representatives have suspended or terminated, and have the legal right to suspend or terminate, all negotiations and discussions with respect to any offer or proposal for, or any indication of interest in, other than the Transactions, any (i) sale, license, disposition or acquisition of all or a material portion of the Transferred Business, the SPR Business or the PCR Business, (ii) issuance, grant, disposition or acquisition of (A) any shares or other equity security of any Seller Group Member or its Affiliates, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares of any Seller Group Member or its Affiliates, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any share or other equity security of any Seller Group Member or its Affiliates; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Seller Group Member or its Affiliates.

3.27 Corporate Approvals. The boards of directors or other supervisory bodies, as applicable, of each Seller Group Member (other than the Seller Individual Investors) have (i) unanimously approved this Agreement, the Related Agreements, and the consummation of the Transactions and the Business Acquisition.

3.28 Certain Business Practices.

(a) The Seller Group has complied with the Foreign Corrupt Practice Act (“FCPA”) and any applicable PRC anti-corruption laws with respect to the Transferred Business. No Seller Group Member has, to obtain or retain business for the Transferred Business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of US$100 in the aggregate to any one individual in any year) or any commission payment to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not government owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office (collectively, “Prohibited Payments”).

(b) Each Seller Group Member has made all payments relating to the Transferred Business to third parties in compliance with the laws of the PRC, US (regardless of whether the Seller Group Members are currently subject to US law) and any other applicable jurisdiction.

(c) Each transaction in respect of the Transferred Business is properly and accurately recorded on the books and records of Seller Group, and each document in respect of the Transferred Business upon which entries in Seller Group’s books and records are based is complete and accurate in all respects. The Seller Group maintains a system of internal accounting controls adequate to insure that the Seller Group maintains no off-the-books accounts and that the Seller Group’s assets are used only in accordance with the Seller Group’s management directives.

(d) The Seller Group has at all times been in compliance with all legal requirements relating to export control and trade embargoes. No product sold or service provided by the Transferred Business during the last 5 years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(e) The Seller Group has not violated the anti-boycott prohibitions contained in 50 U.S.C. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the five (5) years immediately preceding the Closing Date, no Seller Group Member has been a party to, or a beneficiary under or performed any service or sold any product of the Transferred Business to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.29 Disclosure. Each Seller Group Member has disclosed to Capricorn and Capricorn Sub in writing all material information relating to the Transferred Business, the Agreement, the Related Agreements and the consummation of the Transactions. No representation or warranty contained in this Agreement or the Related Agreements, and no statement contained in the Disclosure Schedule or in any certificate, list, business plan or other writing furnished to Capricorn, Capricorn Sub or its advisors (including the Financials), contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

3.30 Inventory. The Inventory is of the type and quality necessary to conduct the Transferred Business as currently conducted and as proposed to be conducted. All of the items of Inventory are of a quality saleable in the ordinary course of business.

3.31 Customers, Distributors and Suppliers. Section 3.31 of the Disclosure Schedule sets forth a complete list of all customers, representatives, dealers or distributors of the Transferred Business, including those prospective customers, representatives, dealers or distributors of the Transferred Business with whom the Seller Group has been in direct contact with in the past twelve (12) months (“Customers and Distributors”), showing with respect to each, the name, address and the dollar value involved. Section 3.31 of the Disclosure Schedule also sets forth a true and complete list of all suppliers of the Transferred Business, including those prospective suppliers with whom the Seller Group has been in direct contact in the past twelve (12) months, showing with respect to each, the name, address and dollar value involved. None of the raw materials, supplies, merchandise, hardware, software, cameras, microscopes or other goods supplied to the Seller Group is such that they are not generally available in the market from more than one source. The relationship of the Seller Group and the Customers and Distributors and Suppliers are good commercial working relationships. No Customer and Distributor or Supplier has cancelled, materially modified or otherwise terminated its relationship with the Seller Group or the Transferred Business, and to the Seller Parties’ knowledge, no Customer and Distributor or Supplier has any plan or intention to do any of the foregoing.

3.32 Related Party Transactions. Except as set forth in Section 3.32 of the Disclosure Schedule, no employee, officer, director, or consultant of the Seller Group or member of his or her immediate family is indebted to any Seller Group Member, nor is any Seller Group Member indebted (or committed to make loans or extend or guarantee credit), either directly or indirectly, to any of them. To the knowledge of the Seller Parties, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any Affiliate of a Seller Group Member or with which a Seller Group Member has an existing or prospective business relationship relating to the Business, or any firm or corporation that competes with any Seller Group Member, except that employees, officers or directors of the Seller Group and members of their immediate families may own stock in publicly traded companies that may compete with the Seller Group (which, to the knowledge of the Seller Parties does not in any particular case exceed 1% of the outstanding capital stock of any such company). No officer, director, consultant or member of the immediate family of any officer, director or consultant of any Seller Group Member is directly or indirectly interested in any Material Contract with any Seller Group Member relating to the Business.

3.33 Insolvency. No Seller Group Member is generally unable to pay its debts as such debts become due, or has admitted in writing its inability to pay its debts as such debts become due, or has admitted in writing its inability to pay its debts generally, or has made a general assignment for the benefit of creditors and no proceeding as been instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief of composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or of the appointment of a receiver, trustee or similar official for it or for any substantial part of its property.

SECTION 4.

GUARANTY

Each Seller Party hereby jointly, severally and unconditionally guarantees the full and complete discharge and performance of each and every other term, covenant, Liability, obligation and warranty contained in this Agreement and the Related Agreements by each other Seller Party (the “Seller Party Guaranty”). Capricorn hereby jointly, severally and unconditionally guarantees the full and complete discharge and performance of each and every other term, covenant, Liability, obligation and warranty contained in this Agreement and the Related Agreement by Capricorn Sub (“Capricorn Guaranty”, and together with the Seller Party Guaranty, the “Guarantees”). The Seller Party Guaranty and the Capricorn Guaranty are continuing guarantees of the obligations of the Seller Parties and Capricorn, respectively. Each Seller Party and Capricorn acknowledges that there are no conditions precedent to the effectiveness of the Guarantees, and that the Seller Party Guaranty and the Capricorn Guaranty are in full force and effect and is binding on each Seller Party and Capricorn, respectively, as of the Agreement Date. Each Seller Party and Capricorn waives the benefit of any statute of limitations affecting any Seller Parties’ Liability or Capricorn Sub’s Liability hereunder or the enforcement thereof and the Seller Parties and Capricorn agree that any act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the Seller Parties’ Liability or Capricorn’s hereunder.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF CAPRICORN AND CAPRICORN SUB

Capricorn and Capricorn Sub jointly and severally represent and warrant to Seller that the statements contained in this SECTION 5 are true and correct on or before the Agreement Date.

5.1 Organization, Good Standing and Qualification. Each of Capricorn and Capricorn Sub is a company or corporation duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization. Each of Capricorn and Capricorn Sub has the requisite corporate power and authority and all necessary approvals by the respective authorities to own, lease and operate its properties and to carry on its business as now being conducted, and to carry out the Transactions. Each of Capricorn and Capricorn Sub is duly qualified to transaction business and in good standing in each jurisdiction where the failure so to qualify would have a Material Adverse Effect on its business or properties.

5.2 Authorization. All corporate action on the part of each of Capricorn, Capricorn Sub necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the performance of all obligations of Capricorn and Capricorn Sub hereunder and thereunder has been taken or will be taken prior to the Closing, and this Agreement and the Related Agreements, when executed and delivered by Capricorn and Capricorn Sub shall constitute the valid and legally binding obligations of Capricorn and Capricorn Sub, enforceable against Capricorn and Capricorn Sub in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3 No Violation. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the Transactions will violate any provisions of the Charter Documents of Capricorn or Capricorn Sub; violate, or be in conflict with, or violate any statute or law or any judgment, decree, order, regulation, or rule of any Governmental Authority.

SECTION 6.

ADDITIONAL AGREEMENTS

6.1 Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions, including, without limitation, all legal, accounting, financial advisory, appraisal, consulting, broker, and all other fees and expenses of third parties and all bonus, retention, relocation (if applicable), incentive and severance payments and costs paid or incurred by the Parties in connection with the Transactions (collectively, “Transaction Expenses”), shall be borne by the party incurring such expense. For the avoidance of doubt, all Transaction Expenses of the Seller Parties shall be jointly and severally borne by Seller Parties and shall not be payable by Capricorn or Capricorn Sub. Seller Parties shall be jointly and severally responsible for any Liability and payment of any local, state, federal and foreign sales, use, stamp or similar Taxes or duties incurred by the Parties in connection with the Transactions.

6.2 Conduct of the Business. During the period from the Agreement Date and continuing until the earlier of: (a) the termination of this Agreement; (b) the date that Capricorn and its Affiliates have purchased the SPR and PCR Business in accordance with the Capricorn Repurchase Right (as defined below); (c) the date that the Deed of Share Charge (as defined below) is duly terminated; or (d) the date the amount of the Escrow Deposit (as defined in the Deed of Share Charge) reflects the Qualified Amount (as defined in the Deed of Share Charge), the Seller Parties shall and shall cause the Seller Group to (except to the extent expressly contemplated by this Agreement, or as consented to in writing by Capricorn or Capricorn Sub in their reasonable discretion) to carry on such businesses in the usual, regular and ordinary course, consistent with past practice, in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing Business shall be unimpaired. The Seller Parties shall and shall cause the Seller Group to promptly notify Capricorn and Capricorn Sub of any event or occurrence not in the ordinary course of its business, consistent with past practice, and of any event which could have a Material Adverse Effect on any Seller Group Member or which could reasonably be expected to result in the representations and warranties of the Seller Parties not being true and correct as of the Closing. Without limiting the foregoing, except as expressly contemplated by this Agreement or with the prior written consent of the Capricorn or Capricorn Sub (such consent not to be unreasonably withheld), no Seller Party shall do, cause or permit any of the following, nor shall any Seller Party cause or permit any Seller Group Member to do cause or permit any of the following:

(a) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, convertible loans, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(b) Dividends; Changes in Shareholdings.

(i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of their respective shareholdings or outstanding equity interests (except for the distribution by the Seller Group of the Consideration to its shareholders); or

(ii) split, combine or reclassify any of their shares or equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or equity interests, or repurchase or otherwise acquire, directly or indirectly, any shares or equity interests;

(c) Contracts. Enter into any Contract, or violate, amend or otherwise modify or waive any of the terms of any of their existing Contracts, other than in the ordinary course of business consistent with past practice;

(d) Intellectual Property. Transfer to any person or entity any rights to their Intellectual Property, other than the granting of non-exclusive licenses in the ordinary course of business consistent with past practice;

(e) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of their products or technology;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of their properties or assets which are material, individually or in the aggregate, to the Business;

(g) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of US$100,000;

(h) Leases. Enter into operating leases or leases for real property, other than in the ordinary course of business consistent with past practice;

(i) Payment of Obligations. Pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, consistent with past practice, other than the payment, discharge or satisfaction of then-due liabilities reflected or reserved against in the Financials;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(k) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business, consistent with past practice;

(l) Severance Arrangement. Grant any severance or termination pay to any other Employee of the Transferred Business except as required under Section 1.8(b);

(m) Lawsuits. Commence a lawsuit or proceeding other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit or proceeding would result in the material impairment of a valuable aspect of its business, provided that it consults with Capricorn prior to the filing of such a lawsuit or proceeding, or (iii) for a breach of this Agreement;

(n) Acquisitions. Except for the acquisition by the Seller of the Purchased Assets from Pisces HK as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, undertaking or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, any Seller Group Member;

(o) Taxes. Other than in the ordinary course of business, consistent with past practice, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) Notices. Fail to give any notices or other information required to be given to the employees or consultants the Business, any collective bargaining unit representing any group of employees of the Business, and any applicable government authority under any applicable law in connection with the Transactions;

(q) Revaluation. Revalue any of their assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice;

(r) Trade Secrets. Reproduce, sell, or release for distribution, or permit any party to reproduce, sell or release for distribution, of any of the trade secrets of the Seller Group, including without limitation, clone libraries, DNA libraries and standard operating procedures used in, or useful for, the Transferred Business or Customer and Supplier Information;

(s) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through (r) above, or any action which would make any of the Seller Parties’ representations or warranties contained in this Agreement or the Related Agreements untrue or incorrect or prevent the Seller Group from performing or cause the Seller Group not to perform the Seller Parties’ covenants hereunder.

6.3 No Solicitation. Until the Long-Stop Date, the Seller Parties shall not, and shall not permit any Seller Group Member and the members of the boards of directors of such Seller Group Member, and their respective Affiliates, officers, directors, employees or other agents of each of the foregoing, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal (defined below) or (b) engage in negotiations with, continue negotiations with or disclose any nonpublic information relating to the Business, (c) afford access to the properties, books or records of the Business to, any person that has advised the Business that it may be considering making, or that has made, an Acquisition Proposal, or (d) enter into any agreement with any Person providing for the acquisition of all or any portion of the Business or any Seller Group Member. The Seller Parties will promptly (within 24 hours) notify Capricorn Sub in writing after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Business or for access to the properties, books or records of the Business by any person that has advised any Seller Group Member that it may be considering making, or that has made, an Acquisition Proposal and will keep Capricorn Sub fully informed of the status and details of any such Acquisition Proposal notice or request. For purposes of this Agreement, “Acquisition Proposal” shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the assets of the Transferred Business, the SPR Business, the PCR Business, or of any Seller Group Member; (ii) the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of any Seller Group Member, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any Seller Group Member, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Seller Group Member; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Seller Group Member.

6.4 Access to Facilities and Employees; Cooperation. For a period of five (5) years following the Agreement Date, the Seller Parties shall not, and shall not permit any Seller Group Member or other party to, dispose of or destroy any of the books and records of any of the Seller Group Member in their possession with respect to the Transferred Business, for any periods prior to Survival Date without offering to turn over possession thereof to Capricorn Sub by written notice to Capricorn Sub at least thirty (30) days prior to prior to the proposed date of such disposition or destruction. From and after the Agreement Date, each of the Seller Parties agrees to make available all books, records, facilities, employees, non-employee agents (such as patent and regulatory counsel) and information with respect to the Transferred Business necessary for Capricorn, Capricorn Sub and their respective Affiliates and advisors, and financing sources, excluding: (a) any such materials already provided by the Seller Parties to Capricorn or its respective Affiliates and advisors, and (b) any such materials generated by Capricorn and its Affiliates and advisors after the Closing Date. Until the earlier of the termination of this Agreement or the Closing Date, the Seller Parties shall and shall cause the Seller Group Members and the members of the boards of directors of each of the foregoing shall allow Capricorn and Capricorn Sub and their respective Affiliates and advisors to have, upon reasonable notice, free access to the premises and the Key Employees for discussions regarding employment or consultancy with Capricorn, Capricorn Sub or their respective Affiliates, as applicable. The Seller Parties will use their best efforts to, and to cause the Seller Group to, cooperate with Capricorn and Capricorn Sub to offer the Key Employees selected by Capricorn and Capricorn Sub for employment or consultancy with Capricorn or an Affiliate of Capricorn, as applicable.

6.5 Confidentiality. Each of Capricorn, Capricorn Sub and Seller Parties shall, and the Seller Parties shall cause the Seller Group and its shareholders (direct and indirect) to, keep confidential and not make use of any information treated by any other Party as confidential (including, without limitation, the existence of this Agreement, the Related Agreements, the consummation of the Transactions or the Business Acquisition or the failure of such a consummation), obtained from disclosing party concerning the assets, properties, business or operations of the other party other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the Transactions (all of whom shall be similarly bound by the provisions of this Section 6.5), except as may be required to be disclosed by applicable law or as may be required to obtain the consents, waivers or releases from any Governmental Authority or other third party. Each of the Seller Parties shall, and shall cause the Seller Group, its shareholders (direct and indirect), CHEN Zhong and Key Employees to, keep confidential and not make use of any Business-Related Intellectual Property, Technology-Related Assets or Trade Secrets, or to the extent that they have been released pursuant to the Trade Secret Escrow Agreement referred to in Section 7.3(k) the trade secrets of the SPR Business and PCR Business, except as may be required to be disclosed by applicable law, as may be required to obtain the consents, waivers or releases from any Governmental Authority or other third party, or in connection with the authorized performance of duties as an employee or consultant of Capricorn or its Affiliates. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to any information which (a) becomes generally available to the public through no fault of the receiving party or its employees, agents or representatives; (b) is independently developed by the receiving party without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; (c) when such disclosure is required by a Governmental Authority or is otherwise required by law or is necessary to establish rights under this Agreement or any agreement contemplated hereby, provided that (i) the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed and (ii) that the non-disclosing party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party or non-disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

6.6 Public Announcements. No Party hereto shall without the prior written consent of the other parties (which consent shall not be unreasonably withheld) disclose to any third party (other than to legal counsel, consultants, financial advisors, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement, the Related Agreement or the consummation of the Transactions) the existence of this Agreement, the identity of the other parties hereto or the Transactions except (i) as required by law, (ii) as reasonably necessary to obtain any consents, waivers or releases from any Governmental Authority or other third party, or (iii) as reasonably requested by any Governmental Authority. Notwithstanding the foregoing, following the Agreement Date, Capricorn and its Affiliates may disclose to third parties the existence of this Agreement, the identity of the other parties hereto or the Transactions without the prior written consent of the other Parties hereto.

6.7 Cooperation. Each Party will cooperate with the other Parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement and the Related Agreements and the consummation of the Transactions, including without limitation, obtaining from the relevant Governmental Authorities of all consents, licenses, filings and registrations required under PRC law and other applicable law for the transfer of the Transferred Business as contemplated under this Agreement. The Seller Parties will use their best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and timely performance of this Agreement and the Related Agreements, for the satisfaction of the conditions hereof and thereof, and to consummate the Transactions and the Business Acquisition. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement or the Related Agreements unable to be satisfied at or prior to the Closing.

6.8 Notification of Claims. Until the Survival Date, the Seller Parties shall promptly notify Capricorn Group in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any of the Seller Parties or the Transferred Business.

6.9 Release. Subject to the Closing, each Seller Party hereby agrees, and shall use its best efforts to cause the Seller Group, its successors, assigns and Affiliates to agree, to waive, release, and discharge Capricorn, Capricorn Sub, and their present and former subsidiaries, divisions, departments, predecessors, partners, joint venturers, directors, officers, shareholders, agents, employees, successors, assigns, and any and all other Affiliates from any and all claims, rights, demands, debts, obligations, damages or accountings of whatever nature in respect of the Transferred Business and the Purchased Assets, that it may have or may have had, arising on or prior to the Closing Date (other than the rights and obligations hereunder or under the Related Agreements), whether known or unknown, asserted or unasserted other than acts or conduct constituting fraud or intentional misconduct; provided, however, that the foregoing waivers, releases and discharges do not affect in any respect the rights and obligations of the Parties pursuant to this Agreement and the Related Agreements. “Affiliate” means, with respect to any means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority (or any department, agency, or political subdivision thereof) or any other type of entity (each, a “Person”), (a) any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person; (b) any Person that is a director or officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, officer, partner, or trustee, or with respect to which the specified Person serves in a similar capacity; or (c) any Person that directly or indirectly through one or more intermediaries is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly through one or more intermediaries the owner of 10% or more of any class of equity securities. For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

6.10 Further Acts.

(a) After the Closing Date, each Party hereto, at the request of and without any further cost or expense to the other parties (except as expressly provided in this Agreement), will take any further actions necessary or desirable to carry out the purposes of this Agreement and to vest in Capricorn Sub and Capricorn WFOE full title to all Purchased Assets. In addition, without in any way limiting the generality of the foregoing, the Seller Parties hereby agree to take at such Seller Parties’ expense any and all further actions necessary or desirable to carry out the assignment from Seller to Capricorn Sub of all Business-Related Intellectual Property.

(b) After the Closing Date, if any Purchased Assets continue to be owned, held or titled by any Seller Party, then the Seller Parties shall within three (3) Business Days of its discovery of such ownership, holding or titling, or within three (3) Business Days of a request by Capricorn or Capricorn Sub, transfer and assign (or cause to be transferred and assigned) to Capricorn or any Person designated by Capricorn, all of such Seller Party’s right, title and interest in such property or asset. Such transfer or assignment shall be at the sole expense of the Seller Parties.

6.11 Deferred Cash Payment and Earnout Amounts. Until the fifth (5th) anniversary of the Closing, the Seller Parties shall cause CHEN Zhong and the Transferred Employees:

(a) to engage exclusively in the Transferred Business;

(b) to not be engaged in any act that could be reasonably expected to prejudice or have an adverse effect on Capricorn or its Affiliates’ ability to achieve the First Earnout Target or the Second Earnout Target; and

(c) to take all reasonable actions to enable Capricorn to achieve the First Earnout Target and the Second Earnout Target, and take any other actions reasonably requested by Capricorn to achieve the First Earnout Target and the Second Earnout Target.

Notwithstanding the foregoing, the covenants in this Section 6.11 shall not apply with respect to CHEN Zhong or a particular Transferred Employee from and after such time that CHEN Zhong or such particular Transferred Employee, as applicable, is subject to an Exempt Termination. An “Exempt Termination” means, with respect to CHEN Zhong or a Transferred Employee, as the case may be, a termination of such party’s employment or consultancy with Capricorn or its Affiliates (as applicable), if both of the following have occurred: (x) Capricorn or its Affiliates (as applicable) materially breached the employment or consultancy agreement with such employee or consultant and has not cured such breach within thirty (30) days after the employee or consultant has provided written notice of such breach; and (y) such employee or consultant has not taken any action or failed to take any action that would permit Capricorn or its Affiliates (as applicable) to terminate such employee or consultant for cause (as defined in such employee or consultant’s applicable employment or consultancy agreement, if applicable).

The Parties acknowledge and agree that: (i) the payment of the Deferred Cash Payment and the Earnout Amounts hereunder is an integral part of the Consideration to be received by Seller pursuant to this Agreement; (ii) the payment of the Deferred Cash Payment and the Earnout Amounts are not dependent upon the operating results of Capricorn, Capricorn Sub or any of its Affiliates other than Transferred Business; (iii) the right of Seller to the Deferred Cash Payment, Earnout Amounts and the Holdback Consideration is not transferable; (iv) the right of Seller to the Deferred Cash Payment, Earnout Amounts and the Holdback Consideration shall not be represented by a certificate or other instrument, shall not represent an ownership interest in any member of the Capricorn Group or any of their respective Affiliates and shall not entitle any Seller Group Member to any rights common to any holder of Capricorn Ordinary Shares or American Depository Receipts; and (v) the right of any Seller Group Member to payment of the Deferred Cash Payment, Earnout Amounts and the Holdback Consideration shall not bear any interest.

6.12 Pisces Noncompetition Covenant.

(a) For a period of five (5) years following the Closing (the “Restricted Period”), Seller Parties shall not, directly or indirectly, and shall not cause or permit any other Seller Group Member, CHEN Zhong or any Key Employee to, without the prior written consent of Capricorn or Capricorn Sub (i)(x) engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below), or (y) interfere with the Transferred Business or business of the Capricorn Group or their respective Affiliates, or approach, contact or solicit any supplier, customers or potential suppliers or customers of the Capricorn Group or their respective Affiliates in connection with a Competitive Business Activity, and (ii) during the Restricted Period, Seller Parties shall not, directly or indirectly, and shall not cause or permit any other Seller Group Member, CHEN Zhong or Key Employee to, solicit, encourage, entice, influence, induce or take any other action which is intended to solicit, encourage, entice, influence, induce or has the effect of inducing, influencing or encouraging, any employee or consultant of the Capricorn Group or their respective Affiliates, or to terminate his or her employment with Capricorn, Capricorn Sub or their respective Affiliates.

(b) For all purposes hereof, the term “Competitive Business Activity” shall mean (i) engaging in (with or without compensation), or managing or directing persons engaged in: (A) any business which provides products, services or technologies substantially similar to the Transferred Business or the business currently conducted or proposed to be conducted by Capricorn or its Affiliates (other than the SPR Business and the PCR Business), or (B) any business relating to the Transferred Business or the business currently conducted or proposed to be conducted by Capricorn or its Affiliates (other than the SPR Business and the PCR Business); (ii) acquiring or having an ownership interest in any firm, partnership, corporation, entity or business engaged in the activities described under clauses (i) of this Section 6.12 (except for passive ownership of one percent (1%) or less of any entity whose securities have been listed or quoted on the NASDAQ Global Select Market, New York Stock Exchange, the Main Board of the Tokyo Stock Exchange or the Main Board of the Hong Kong Stock Exchange); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (i) of this sentence or engaged in any of the activities described in clauses (i) or (ii) of this sentence. Without limiting the foregoing, the following companies shall be deemed to be engaged in a Competing Business

Activity: Vysis, Dako, Ventana, CGI or CytoCell or any of their respective Affiliates. For all purposes hereof, the term “Restricted Territory” shall mean worldwide. For the avoidance of doubt, the operation of the SPR Business and the PCR Business shall not be deemed a Competitive Business Activity. The Parties recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.12. It is the intention of the Parties that the provisions of this Section 6.12 shall be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this section shall not render enforceable, or impair, the remainder of the provisions of this section. Accordingly, if any provision of this Section 6.12 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

6.13 Restructuring. The Seller Parties shall, and shall cause the Seller Group, to take all requisite action so that prior to the Closing, all of the Purchased Assets of the Seller Parties and the Transferred Business held by Pisces Hong Kong shall have been transferred to Seller in compliance with all applicable laws, and free and clear of any Liens (“Seller Party Restructuring”). The Seller Parties shall, and shall cause the Seller Group and their Affiliates to, provide Capricorn Sub or its advisors with copies of all draft agreements, filings, applications and memorandums regarding the Seller Party Restructuring, and provide Capricorn with no less than five (5) days prior written notice to approve or comment on the Seller Party Restructuring. The Seller Parties shall, and shall cause the Seller Group to, also use their best efforts to assist Capricorn and its Affiliates to obtain all relevant licenses, permits and contractual rights necessary to operate the Transferred Business.

6.14 Negotiation of Capricorn Purchase Right. The Seller Parties agree to, and to cause the Seller Group, its shareholders (direct and indirect), directors, officers, employees, consultants, representatives, agents and their Affiliates to, exclusively negotiate in good faith and on commercially reasonable terms with Capricorn and its Affiliates with respect to the terms and conditions of the Capricorn Purchase Right until the earlier of (a) ninety (90) days after the Agreement Date; or (b) the date that Capricorn has delivered a written notice to the Seller that Capricorn is no longer interested in pursuing the Capricorn Purchase Right.

6.15 Certain Business Practices. The Seller Parties shall, and shall cause the Seller Group and their Affiliates to, comply with the FCPA and any applicable PRC anti-corruption laws with respect to the Transferred Business. No Seller Party shall, directly or indirectly, make or permit to be made any Prohibited Payments with respect to the Transferred Business, and shall make, and cause to be made, all payments in compliance with the laws of the PRC, US (regardless of whether the Seller Parties are currently subject to US law) and any other applicable jurisdiction. The Seller Parties shall, and shall cause the Seller Group to, maintain a system of internal accounting controls adequate to insure that the Seller Group maintain no off-the-books accounts and that the Seller Group’s assets are used only in accordance with the Seller Group’s management directives. The Seller Parties shall, and shall cause the Seller Group, to at all times remain in compliance with all legal requirements relating to export control and trade embargoes with respect to the Transferred Business. The Seller Parties shall not, and shall cause the Seller Group not to, violate the anti-boycott prohibitions contained in 50 U.S.C. 2401 et seq. or take any action that can be penalized under Section 999 of the Code, as applied to the Transferred Business. No Seller Group Member shall be a party to, or a beneficiary under or perform any service on behalf of the Transferred Business or sell any product on behalf of the Transferred Business in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

SECTION 7.

CONDITIONS; CLOSING ACTIONS; DELIVERABLES

7.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to consummate and effect the Closing and the other Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of each of Capricorn and the Seller hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions or limiting the Capricorn Group’s conduct or operation of the Transferred Business immediately following the Closing shall be in effect, nor shall any proceeding brought by any Governmental Authority, foreign or domestic, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of such transactions illegal.

(b) Governmental Approval. The Parties shall have obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with the execution and delivery of this Agreement and the Related Agreements, and the consummation of the Transactions.

(c) Completion of Seller Restructuring. Seller shall have acquired all of the Purchased Assets (other than the PRC Assets and the US Assets), in compliance with all applicable laws, and free any clear of any Liens.

7.2 Conditions to Obligations of the Seller Parties; Actions Taken by Capricorn Sub. The obligations of the Seller Parties to consummate and effect the Closing and the other Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Seller (on behalf of the Seller Parties):

(a) Representations, Warranties and Covenants (i) Each of the representations and warranties of Capricorn and Capricorn Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Capricorn and Capricorn Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Capricorn and Capricorn Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Capricorn and Capricorn Sub as of the Closing.

(b) Compliance Certificate of Capricorn. Seller shall have been provided with a certificate executed on behalf of a director or officer of Capricorn Sub to the effect that, as of the Closing, each of the conditions set forth in Section 7.2(a) above has been satisfied with respect to Capricorn and Capricorn Sub.

7.3 Deliverables to Capricorn; Actions Taken by the Seller; Conditions. The obligations of Capricorn and Capricorn Sub to consummate and effect the Closing and the other Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Capricorn Sub:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Seller Parties in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Seller Parties in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) and (ii) the Seller Parties shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(b) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on any of the Seller Group, the Purchased Assets, or the Transferred Business.

(c) Due Diligence. Capricorn Sub shall have completed its financial, tax, business and legal due diligence to its satisfaction.

(d) Certificates of the Seller.

(i) Seller Party Certificates. Capricorn Sub shall have been provided with certificates executed by the directors of the Seller and Molecular, certifying that as of the Closing, each of the conditions set forth in this Section 7.1 and 7.3 (other than Sections 7.3(c), (g), and (h)) have been satisfied;

(ii) Seller Secretary Certificates. Capricorn Sub shall have been provided with a certificate executed by the secretaries of Seller Parties on behalf of such entities certifying:

(A) resolutions duly adopted by the boards of directors of each of the Seller Parties, authorizing the Transactions and the execution of this Agreement and the execution, performance and delivery of all agreements, documents and Transactions;

(B) the incumbency of the officers of Seller Parties executing this Agreement and all agreements and documents contemplated hereby.

(e) Amendments to Business-Related Contracts; Third Party Consents. Capricorn Sub shall have received:

(i) An executed invention assignment and general release agreement from each current and former Employee in a form approved by Capricorn Sub;

(ii) evidence reasonably satisfactory to Capricorn Sub that the representations and warranties in Section 3.12(r) are true and correct;

(iii) An executed consent from third party software licensors for the Transferred Business, in a form reasonably acceptable to Capricorn Sub;

(iv) An executed consent from the lessor of the Assigned Facilities, in a form reasonably acceptable to Capricorn Sub;

(v) An executed consent from assignees of Assigned Contracts, in a form reasonably acceptable to Capricorn Sub; and

(vi) Other consents reasonably requested by Capricorn Sub, upon completion of its due diligence review.

(vii) In addition to the consents, waivers, approvals and authorizations described in (i) through (vi) above, Capricorn Sub shall have been furnished with evidence satisfactory to it that the Seller Group has obtained those consents, waivers, approvals or authorizations of those Governmental Authorities and third parties whose consent or approval are required in connection with this Agreement, the Related Agreements, and the consummation of the Transactions and the Business Acquisition, including without limitation, the Seller Party Restructuring, assignment of Assigned Third Party Rights and the Assigned Contracts.

(f) Employment and Consulting Agreements. Each of the Key Employees listed in Schedule 1.8(a) with whom Capricorn or an Affiliate of Capricorn shall have delivered an Employment or Consulting Agreement shall have executed and delivered such Employment or Consulting Agreement to Capricorn or the relevant Affiliate of Capricorn (which shall include invention assignment provisions and covenants not to compete).

(g) Fairness Opinion. Credit Suisse, financial advisor to Capricorn and Capricorn Sub, shall have delivered to Capricorn a “fairness opinion” with respect to the Business Acquisition in the form and substance acceptable to the Board of Directors of Capricorn.

(h) Anti-Trust Approvals and Waiting Periods. Any waiting period (and extension thereof) application to the consummation of the Transactions and Business Acquisition under applicable law will have expired or been terminated.

(i) Employment Agreement. CHEN Zhong shall have executed an employment agreement with Capricorn in substantially the form attached hereto as Exhibit 7.3(i), which shall include invention assignment provisions and covenants not to compete.

(j) Deed of Share Charge. In order to secure the obligations of the Seller Parties under this Agreement, Molecular, Pisces HK and Pisces US shall have executed a deed of share charge for the benefit of Capricorn Sub in the form attached hereto as Exhibit 7.3(j), pursuant to which Molecular, as security for the obligations of the Seller Parties hereunder, mortgages and charge to Capricorn Sub all right, title, benefit and interest of Molecular in, to and under 100% of the Pisces HK Shares, by way of a first fixed equitable charge (“Deed of Share Charge”);

(k) Trade Secret Escrow Agreement. In order to secure the obligations of the Seller Parties under this Agreement, the Seller Group shall have deposited the documentation evidencing all of the trade secrets of the SPR Business and PCR Business, as verified by Capricorn, into an escrow account, and the Seller Group Members have executed a Trade Secret Escrow Agreement for the benefit of Capricorn Sub in the form attached hereto as Exhibit 7.3(k) (subject to changes required by the escrow agent that do not substantively alter the rights and obligations between Capricorn and Capricorn Sub, on one hand, and the Seller Group, on the other hand).

(l) Sublease Agreement. A Sublease Agreement for that portion of the facilities identified by Capricorn as used by Pisces WFOE in connection with the operations of the Transferred Business located in Beijing, China (the “Assigned Facilities”), in form and substance reasonably satisfactory to Capricorn Sub and Seller, shall have been duly executed by Pisces WFOE and any third party whose consent is required for assignment;

(m) Transition Services Agreement. Seller Parties or their Affiliates shall have executed a Transition Services Agreement for the benefit of Capricorn Sub, in form and substance satisfactory to Capricorn Sub and Seller;

(n) Releases. Capricorn Sub shall have received duly and validly executed copies of all agreements, instruments, certificates and other documents, in form and substance satisfactory to Capricorn Sub, that are necessary or appropriate to evidence the release of any and all Liens on the Transferred Business arising out of, resulting from or in connection with any loans, guarantees or other similar arrangements between or among the Seller Group or their Affiliates or any third party creditors of any of the foregoing;

(o) Hong Kong and US Legal Opinion. Capricorn and Capricorn Sub shall have received a legal opinion from Kirkpatrick & Lockhart Preston Gates Ellis LLP, legal counsel to Seller Parties or such other legal counsel acceptable to Capricorn and Capricorn Sub, with respect to matters of Hong Kong and US law, in a form acceptable to Capricorn and Capricorn Sub.

(p) PRC Legal Opinion. Capricorn, Capricorn Sub and Capricorn WFOE shall have received a legal opinion from PRC counsel to the Seller Parties acceptable to Capricorn and Capricorn Sub, with respect to matters of PRC law, which opinion shall be in form and substance satisfactory to Capricorn Sub;

(q) BVI Legal Opinion. Capricorn and Capricorn Sub shall have received a legal opinion from Conyers Dill & Pearman, British Virgin Islands counsel to the Seller Parties with respect to matters of British Virgin Islands law, which opinion shall be in form and substance satisfactory to Capricorn Sub;

(r) Transferred Employees. Each of the Key Employees offered employment or consultancy by Capricorn or an Affiliate of Capricorn in accordance with Section 1.8 shall have accepted (effective upon the Closing), executed and delivered an Employment Agreement and Proprietary Information and Inventions Agreement (for employees) or a Consulting Agreement and Proprietary Information and Inventions Agreement (for consultants) in forms and substance satisfactory to Capricorn (together, the “Employment and Consulting Agreements”); and

(s) Updated Asset Schedules. Capricorn shall have approved the updated Asset Schedule provided by the Seller pursuant to Section 1.1(d).

SECTION 8.

HOLDBACK AND INDEMNIFICATION

8.1 Survival of Representations and Warranties. All covenants to be performed prior to the Closing, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Closing and continue for two (2) years following the Closing Date (the “Survival Date”); provided, however, that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Survival Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, provided, further, that all claims based on fraud and intentional misrepresentation shall survive indefinitely. All covenants to be performed, in whole or in part, after the Closing shall continue until the Survival Date, provided, that all covenants and agreements in Section 6.12 shall survive until the fifth (5) anniversary of the Closing Date, and all indemnification obligations shall survive in accordance with Section 8.3(b)(iii).

8.2 Set-Off. In connection with Section 1.6 and Section 8.4, any and all amounts claimed by an Indemnified Person pursuant to Section 8.3 below in connection with Damages for which the Indemnified Person has delivered a notice to the Seller may be set-off, at Capricorn’s sole direction, any unpaid amounts by the Capricorn Group due to Seller. In the event the Seller objects to Capricorn’s set-off, the dispute shall be subject to Section 8.6, provided, that Capricorn Group shall not be required to make any unpaid amounts that it has set-off unless, until and to the extent it is so ordered to do so in a final and binding award of an arbitration tribunal pursuant to an arbitration conducted in accordance with Section 8.6.

8.3 Indemnification.

(a) Indemnification Obligations. Subject to the limitations set forth in this SECTION 8, from and after the Closing Date, each of the Seller Parties shall jointly and severally protect, defend, indemnify and hold harmless Capricorn, Capricorn Sub and their respective Affiliates, officers, directors, employees, representatives and agents (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against any and all losses, costs, amounts paid or payable, damages, liabilities, fees (including without limitation reasonable attorneys’ fees) and expenses (collectively, the “Damages”), that any of Indemnified Persons incurs by reason of or in connection with:

(i) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of any of the Seller Parties contained in this Agreement, the Related Agreements, and any exhibits or schedules attached hereto or thereto;

(ii) any Damages for Known Liabilities (as defined below);

(iii) any failure of any of the Seller Parties to perform any of its covenants, obligations or agreements under this Agreement;

(iv) any claims brought prior to the second (2nd) anniversary of the Closing relating to title, infringement, misappropriation or unlawful use by Capricorn or its Affiliates of Intellectual Property related to the Transferred Business (excluding, for the avoidance of doubt, claims brought relating to title, infringement, misappropriation or unlawful use by Capricorn or its Affiliates with respect to improvements and derivative works of the Intellectual Property relating to the Transferred Business developed exclusively by Capricorn or its Affiliates from and after the Closing);

(v) any claims brought by a Governmental Authority, shareholder or Employee in respect of Employees who were or who are terminated by a Seller Group Member prior to or as of the Closing (excluding, for the avoidance of doubt, any claims brought by Transferred Employees of the Capricorn or its Affiliates after the Closing arising out of the Employment and Consulting Agreements executed by such Transferred Employees and Capricorn or its applicable Affiliates);

(vi) any Transaction Expenses (as defined in Section 6.1 hereof) of the Seller Parties that remain unpaid as of the Closing;

(vii) any fraud or intentional misrepresentation by any Seller Group Member, or any of their respective employees, officers, directors or shareholders (direct or indirect) with respect to the subject matter of any of the representations, warranties, covenants, obligation or agreements contained or contemplated by this Agreement or the Related Agreements,

(viii) any termination of service (other than an Exempt Termination) of CHEN Zhong or the Transferred Employees, whether by Capricorn or its applicable Affiliate, on one hand, or by CHEN Zhong or the Transferred Employee, as applicable, on the other hand, on or prior to or on the fifth (5th) anniversary of the Closing Date, and

(ix) any third party or shareholder claim or demand in respect of the SPR Business or the PCR Business in connection with Capricorn or its Affiliate’s exercise of rights under the Deed of Share Charge, the Trade Secret Escrow Agreement, the Capricorn Repurchase Right or similar undertakings to acquire the SPR Business or the PRC Business or any material interest therein.

In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct, any materiality standard or qualification (including a Material Adverse Effect qualification) contained in such representation or warranty shall be disregarded. The Seller Parties shall have no right of contribution, indemnification or similar right from Capricorn or Capricorn Sub. Each of the Seller Parties is individually referred to in this Section 8 as the “Indemnifying Person”, and collectively, the “Indemnifying Persons”.

(b) Limitations.

(i) The Seller Parties shall not be required to indemnify an Indemnified Party or be liable to Capricorn or its Affiliates for any Liability under this Agreement or the Related Agreements unless the aggregate amount of all Damages and Liability exceeds US$100,000 (“Basket”), after which the Seller Parties shall be responsible for all Damages and Liability, including the Basket;

(ii) The maximum Liability of Seller Parties under this Agreement or the Related Agreements shall be limited to the aggregate amount of Consideration actually paid to Seller Parties under this Agreement (including the PRC Allocated Value and the US Allocated Value); provided, however, that nothing herein shall limit the Liability: (A) of any Seller Party for any breach of a representation or warranty, covenant or agreement pursuant to Section 9.2 if the Business Acquisition does not close, or (B) of any officer, director, shareholder or other equity holder of Seller Parties for such Person’s fraud or intentional misrepresentation. Nothing contained in this SECTION 8 is intended to limit the right of Capricorn to terminate this Agreement pursuant to Section 9.1;

(iii) Except for (A) claims in connection with fraud or intentional misrepresentation, which shall survive indefinitely; and (B) claims in connection with a breach of or default of the covenants and agreements in Section 6.12 (whether or not through an indemnification claim brought under Section 8.3(a)(iii)), or an indemnification claim in connection with Section 8.3(a)(viii), which shall survive until the fifth (5th) anniversary of the Closing Date, no claim may be initiated against any of the Seller Parties after the Survival Date; and

(iv) In satisfying any or all claims under this Agreement and the Related Agreements, if Capricorn Sub makes a Share Issuance Election, the Seller shall be entitled to elect to satisfy the relevant claim (in whole or in part) by transfer of such number of Earnout Shares to the Indemnified Party so as to satisfy such claim, provided, that the value of the Earnout Shares shall be equal to the product of (i) the number of Earnout Shares being used to satisfy such claim; and (ii) the weighted average of the closing sales prices for one Earnout Shares\ as quoted on the Nasdaq Global Select Market (or such other principal securities market that the American Depository Receipts or similar equity security of Capricorn or a successor entity is then traded) during normal trading hours, for the five (5) consecutive trading days ending on the first (1st) trading day prior to the date such shares are actually delivered to the Indemnified Party.

(c) Known Liabilities. “Known Liabilities” shall mean all Damages incurred related to any of the items listed in this Section 8.3(c) and shall be considered Damages without regard to whether or not such Damages are disclosed on the Disclosure Schedule and without regard to whether or not amounts have been accrued for such Damages in the Financials:

(1) any compensation expenses (including payments made to employees in connection with covenants not to compete) made to the Transferred Employees to the extent greater than the lesser of: (i) the compensation paid to such Transferred Employees while employed with the Seller Party in the twelve (12) months preceding the Closing; or (ii) the compensation payable to similarly situated employees of Capricorn and its Affiliates.

8.4 Holdback Period. Subject to the following requirements, (a) US$10,000,000 of the Holdback Consideration shall be released at 5:00 p.m. PRC time, on the date that is the first (1st) anniversary of the Closing Date; and (b) US$10,000,000 of the Holdback Consideration shall be released at 5:00 p.m. PRC time on the date that is the second (2nd) anniversary of the Closing Date (the period from the Closing Date to the second (2nd) anniversary of the Closing Date is referred to as the “Holdback Period”); provided, however, that if any claims have been asserted by Capricorn or Capricorn Sub against any of the Seller Group Members during the Holdback Period under this Agreement or the Related Agreements, Capricorn and Capricorn Sub shall have a right to retain a sufficient portion of the Holdback Consideration as it deems appropriate pending the satisfaction of claims pending the resolution thereof.

8.5 Method of Asserting Claims. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the Seller in writing of the claim and, when known. The facts constituting the basis for such claim, provided, that failure to give such notice shall not affect any rights or remedies of the Indemnified Party hereunder with respect to the indemnification of Damages except to the extent the Indemnifying Party is materially and irrevocably prejudiced thereby. In the event of any claim for indemnification hereunder resulting from any claim by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the Damages arising therefrom, which estimate may be the amount claimed by such third party.

8.6 Resolution of Conflicts; Arbitration.

(a) Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute under this Agreement and the Related Agreements, and for such purpose the Seller (including the Selling Parties), and Capricorn (including Capricorn Sub) shall each nominate one senior officer of the rank of Vice President or higher as its representative. These representatives shall, within fifteen (15) days of a written request by either Party to call such a meeting, meet in person and alone (except for one assistant for each Party) and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior managers within thirty (30) days of the written meeting request, either Party may thereafter commence appropriate legal proceedings in accordance with Section 8.6(b) below.

(b) Arbitration. Any dispute not resolved under Section 8.6(a) shall be resolved through arbitration pursuant to this Section 8.6(b). The arbitration shall be conducted in Hong Kong, administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Rules in effect at the time of the arbitration. There shall be three arbitrators. The Seller and Capricorn shall each select one arbitrator. The Party commencing the arbitration shall nominate his arbitrator at the time of filing the demand for arbitration. The respondent shall nominate his arbitrator within thirty (30) days after receiving the demand for arbitration. The two nominated arbitrators shall select a third arbitrator. Each arbitrator shall be qualified to practice law in New York and shall have experience in connection with mergers and acquisitions in the PRC. If either Party does not appoint an arbitrator within the time set forth above, the relevant appointment shall be made by HKIAC. The arbitration proceedings shall be conducted in English. The arbitrators shall have the authority to award attorney’s fees and other costs and expenses of the arbitration as they deem just and appropriate under the circumstances. Pending appointment of the arbitration tribunal, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction. Once the arbitration tribunal is appointed, such tribunal shall have exclusive authority to order such relief. Any award of the arbitration tribunal, whether it is for interim, provisional or final relief, shall be binding upon the disputing Parties, and any Party may apply to a court of competent jurisdiction for enforcement of such award. The Parties shall cooperate and use its respective best efforts to take all actions reasonably required to facilitate the prompt enforcement in any jurisdiction of any arbitration award made by the tribunal.

8.7 Third-Party Claims.

(a) For any claim by a Person who is not a Party (“a Third Party Claim”) for which the Indemnifying Party has indemnification obligations under this Agreement or the Related Agreements, the Indemnifying Party at its sole expense may, upon written notice to the Indemnified Party, assume the defense of any such claim if the Indemnifying Party acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to all elements of such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein at their own expense. The Indemnifying Party may not consent to the entry of any judgment or enter into any settlement which does not require the claimant to give all Indemnified Parties an unconditional release from all Liability with respect to such claims. In the event it is determined by a final, binding and non-appealable award by an arbitration tribunal pursuant to Section 8.6 that the Indemnified Party was not entitled to indemnification by the Indemnifying Party under this Agreement and the Related Agreements (as applicable), the Indemnifying Party shall be entitled to be reimbursed by the Indemnified Party for all reasonable attorneys’ fees and costs incurred by the Indemnifying Party in connection with investigating and defending the Third Party Claim.

(b) If the Indemnifying Party does not assume the defense of the Third Party Claim for which the Indemnifying Party has indemnification obligations under this Agreement or the Related Agreements within thirty (30) days after written notice thereof from the Indemnified Party or does not thereafter diligently conduct such defense in a manner acceptable to the Indemnified Party, the Indemnified Party may defend against such claim in such manner as it may reasonably deem appropriate (including settling such claim on such terms as the Indemnified Party may deem appropriate) at the sole cost and expense of the Indemnifying Party, provided that the Indemnifying Party uses its commercially reasonable efforts to defend the claim diligently.

SECTION 9.

TERMINATION

9.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a) By mutual written consent of Capricorn, on one hand, and Seller, on the other hand;

(b) By Capricorn, if any representation or warranty of the Seller Parties shall be untrue, incomplete or incorrect, or any covenant or agreement of Seller set forth in this Agreement shall be breached, in either case such that the conditions in Section 7.3(a) would not be satisfied; provided, however, that if such breach or such failure to be true, complete or correct is curable by the Seller Parties through the exercise of its reasonable efforts within 5 days and such breach or such failure is cured during such period, Capricorn and Capricorn Sub may not terminate this Agreement under this Section 9.1(b);

(c) By Seller if any representation or warranty of Capricorn or Capricorn Sub shall be untrue, incomplete or incorrect, or any covenant or agreement of Capricorn or Capricorn Sub set forth in this Agreement shall be breached, in either case such that the conditions in Section 7.2(a) would not be satisfied; provided, however, that if such breach or such failure to be true, complete or correct is curable by Capricorn or Capricorn Sub through the exercise of its reasonable efforts within 5 days and such breach or such failure is cured during such period, Seller may not terminate this Agreement under this Section 9.1(c); or

(d) By Capricorn or Seller, if the Closing shall not have occurred within ninety (90) days of the Agreement Date (the “Long Stop Date”).

9.2 Survival. If this Agreement is terminated prior to Closing and the Transactions are not consummated as described above, this Agreement shall become void and of no further force and effect and none of the Parties shall have any claim of any nature or liabilities under this Agreement or the Related Agreement, except for the provisions of this Section 9.2 (Survival); Section 9.1 (Termination); SECTION 4 (Seller Parties Guarantee), Section 6.1 (Expenses); Section 6.5 (Confidentiality); and SECTION 10 (Miscellaneous). Notwithstanding the foregoing, nothing in this Section 9.2 shall limit any Party’s remedies for any breach of representation, warranty, covenant or agreement that may have occurred on or prior to the termination of this Agreement.

SECTION 10.

MISCELLANEOUS

10.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice:

(a) if to Capricorn or Capricorn Sub, to:

No. 24 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing, P.R. China 100176

Attention: Chief Executive Officer

Facsimile No.: +86 10 6788 4694

Telephone No.: +86 10 6787 1166

with a copy to:

Morrison & Foerster LLP

Suite 3408, China World Tower 2,

No. 1, Jianguomenwai Avenue, Beijing, PRC

Attention: Steven L. Toronto

Facsimile No.: +86 10 6505 9091

Telephone No.: +86 10 6505 9090

(b) if to the Seller Parties, to:

4th Floor, No. 1 Building Hongda Industry Area

No. 8 Hongda North Road,

Economical Technical Development Area

Beijing, PRC

Attn : Mr. Peter Chong

Fax : +86 10 6786 7396

Phone : +86 138 0224 3202 / +852 9011 8721

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street, Central, Hong Kong

Attn : Mr. Navin Aggarwal / Mr. Eric Fung

Fax : +852 2511 9515

Phone +852 2230 3515 / +852 2230 3513

10.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “Agreement Date”, “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date listed on the cover page to this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings (including the Letter of Intent, other than with respect to Section 2 thereof (Good Faith Deposit)), both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

10.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 10.10, all disputes shall be settled by arbitration as described in Section 8.6 hereof and all other forms of recourse are hereby expressly waived by the parties.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Capricorn, Capricorn Sub, Seller or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon all parties and their respective successors and assigns.

10.10 Specific Performance. The parties recognize that in the event that any Seller Party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Capricorn and Capricorn Sub shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement, including without limitation, Section 6.12 (Pisces Noncompetition Covenant). In the event of any action to enforce this Agreement specifically, the Seller Parties hereby waive the defense that there is an adequate remedy at law.

10.11 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the non-assigning party. Notwithstanding the foregoing, nothis in this Agreement shall restrict Capricorn, Capricorn Sub or its Affiliates from a transfer in accordance with Section 1.5(d) or in respect of a change of control of Capricorn, Capricorn Sub or their Affiliates.

10.12 Payments in United States Dollars. All cash payments contemplated by this Agreement shall be made in United States Dollars. Seller Parties shall provide all information requested by Capricorn and Capricorn Sub in order to permit Capricorn Sub and any financial institution acting on Capricorn Sub’s behalf to comply with their obligations under the USA Patriot Act of 2001, as amended, and other applicable laws. If Seller Parties do not provide any such information, Capricorn Sub’s obligations to pay shall be tolled until such information is provided.

[Signature Pages Follow]

The parties have duly executed this Business Acquisition Agreement as of the date first above written.

“CAPRICORN”	CHINA MEDICAL TECHNOLOGIES, INC.

	By:	/s/ Xiaodong Wu
	Name:	Xiaodong Wu
	Title:	Chairman of the Board and Chief Executive Officer

“CAPRICORN SUB”	CMED TECHNOLOGIES LTD.

	By:	/s/ Xiaodong Wu
	Name:	Xiaodong Wu
	Title:	Director

The parties have duly executed this Business Acquisition Agreement as of the date first above written.

“SELLER”	SUPREME WELL INVESTMENTS LIMITED

	By:	/s/ Kam Chu Chong
	Name:	Kam Chu Chong
	Title:	Director

“MOLECULAR”	MOLECULAR DIAGNOSTIC TECHNOLOGIES LIMITED

	By:	/s/ Kam Chu Chong
	Name:	Kam Chu Chong
	Title:	Director

DISCLOSURE SCHEDULE

ASSETS SCHEDULE

EXHIBIT 7.3(i)

EMPLOYMENT AGREEMENT

EXHIBIT 7.3(j)

DEED OF SHARE CHARGE

EXHIBIT 7.3(k)

TRADE SECRET ESCROW AGREEMENT